Execution Copy

AGREEMENT AND PLAN OF MERGER

AMONG

CME GROUP INC.,

CMEG NY INC.,

NYMEX HOLDINGS, INC.

AND

NEW YORK MERCANTILE EXCHANGE, INC.

DATED AS OF MARCH 17, 2008

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LIST OF EXHIBITS

Exhibit	Title
A	Form of CME Group Certificate of Incorporation
B	Form of CME Group Bylaws
C	Form of Amended and Restated Certificate of Incorporation of NYMEX
D	Form of Amended and Restated Bylaws of NYMEX
E	Forms of Voting and Support Agreements
F	Form of Member Waiver and Release

LIST OF SCHEDULES

Schedule 1: Persons Executing Voting and Support Agreements

Schedule 6.16: Trading Floor Quarterly Financial Tests

NYMEX Holdings Disclosure Letter

CME Group Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 17, 2008 (this “Agreement”), is made and entered into among CME GROUP INC., a Delaware corporation (“CME Group”), CMEG NY INC., a Delaware corporation and a direct, wholly-owned Subsidiary of CME Group (“Merger Sub”), NYMEX HOLDINGS, INC, a Delaware corporation (“NYMEX Holdings”), and NEW YORK MERCANTILE EXCHANGE, INC., a Delaware non-stock corporation and a wholly-owned Subsidiary of NYMEX Holdings (“NYMEX”). CME Group, Merger Sub, NYMEX Holdings and NYMEX are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Boards of Directors of CME Group, Merger Sub, NYMEX Holdings and NYMEX have each determined that the transactions described herein are consistent with, and will further, their respective business strategies and goals, and have deemed it advisable and in the best interests of their respective companies, stockholders and members that CME Group and NYMEX Holdings enter into a business combination;

WHEREAS, in furtherance thereof, the Boards of Directors of CME Group, Merger Sub and NYMEX Holdings have approved and declared advisable this Agreement and the merger of NYMEX Holdings with and into Merger Sub (the “Merger”) in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to CME Group’s willingness to enter into this Agreement, each director, executive officer and stockholder of NYMEX Holdings set forth on Schedule 1 hereto has executed a Voting and Support Agreement in respect of shares of NYMEX Holdings Common Securities and NYMEX Class A Membership Interests beneficially owned by such director, officer or stockholder, the forms of which are attached hereto as Exhibit E; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS; THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Adjusted Available Cash Consideration” has the meaning set forth in Section 1.9(a)(iii).

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or agreement, as trustee or executor or otherwise.

“Aggregate Merger Consideration” means the product of (a) the issued and outstanding NYMEX Holdings Common Securities multiplied by (b) the Exchange Ratio, multiplied by (c) the Average CME Group Share Price.

“Agreement” has the meaning set forth in the Preamble.

“ALTA” means the American Land Title Association.

“Antitrust Division” has the meaning set forth in Section 6.5(a).

“Antitrust Laws” has the meaning set forth in Section 6.5(a).

“Available Cash Consideration” means an amount equal to the product of (a) the number of issued and outstanding shares of NYMEX Holdings Common Securities at the Effective Time and (b) $36.00.

“Available NYMEX Holdings Stock Plan Shares” has the meaning set forth in Section 1.11(d).

“Available Stock Consideration” means the Aggregate Merger Consideration, minus the Available Cash Consideration.

“Average CME Group Share Price” means the average closing sales price, rounded to four decimal points, of shares of CME Group Class A Common Stock on the NYSE (as reported in the Wall Street Journal, New York City edition) for the period of the ten (10) consecutive trading days ending on the second full trading day prior to the Effective Time.

“Beneficial Owner” means, with respect to a Security or Membership Interest, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (a) the power to vote, or to direct the voting of, such Security or Membership Interest, (b) the power to dispose of, or to direct the disposition of, such Security or Membership Interest, or (c) the ability to profit or share in any profit derived from a transaction in such Security or Membership Interest, and the term “Beneficially Owned” shall be construed accordingly.

“Board of Directors” means the board of directors of any specified Person.

“Burdensome Condition” has the meaning set forth in Section 6.5(c).

“Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of Chicago or the City of New York.

“Cancelled Shares” has the meaning set forth in Section 1.9(d).

“Cash Election Shares” has the meaning set forth in Section 1.10(b).

“Cash Fraction” has the meaning set forth in Section 1.9(a)(iii).

“Certificate” has the meaning set forth in Section 1.9(b).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“CFTC” means the Commodity Futures Trading Commission.

“Change” has the meaning set forth in the definition of “Material Adverse Effect.”

“Change in Recommendation” has the meaning set forth in Section 6.3(a).

“Clayton Act” means the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“CME Group” has the meaning set forth in the Preamble.

“CME Group Acquisition Transaction” has the meaning set forth in Section 8.3(d).

“CME Group Bylaws” has the meaning set forth in Section 1.5(b).

“CME Group Certificate of Incorporation” has the meaning set forth in Section 1.5(a).

“CME Group Charter Amendment” has the meaning set forth in Section 1.5(a).

“CME Group Class A Common Stock” means Class A Common Stock, par value $0.01 per share, of CME Group (together with the CME Group Rights attached thereto or associated therewith).

“CME Group Class B Common Stock” has the meaning set forth in Section 4.3(a).

“CME Group Common Stock” has the meaning set forth in Section 4.3(a).

“CME Group Contract” has the meaning set forth in Section 4.14.

“CME Group Disclosure Letter” has the meaning set forth in Article IV.

“CME Group Financial Advisors” has the meaning set forth in Section 4.15.

“CME Group Financial Statements” means the consolidated financial statements of CME Group and the CME Group Subsidiaries included in the CME Group SEC Documents together, in the case of year-end statements, with reports thereon by Ernst & Young LLP, the independent auditors of CME Group, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“CME Group Identified Representations” means Section 4.3 and Section 4.4.

“CME Group Intellectual Property” has the meaning set forth in Section 4.13(a).

“CME Group Permits” has the meaning set forth in Section 4.11(a).

“CME Group Preferred Stock” has the meaning set forth in Section 4.3(a).

“CME Group Rights” means the rights distributed to the holders of CME Group Class A Common Stock and CME Group Class B Common Stock pursuant to the CME Group Rights Agreement.

“CME Group Rights Agreement” means the rights agreement, dated as of November 30, 2001, as amended, between CME Group and Computershare Investor Services LLC, as rights agent.

“CME Group SEC Documents” has the meaning set forth in Section 4.6(a).

“CME Group Stock Issuance” has the meaning set forth in Section 3.9(a).

“CME Group Stock Option” has the meaning set forth in Section 1.11(a).

“CME Group Stock Plans” has the meaning set forth in Section 4.3(b).

“CME Group Stock-Based Award” has the meaning set forth in Section 1.11(b).

“CME Group Stockholder Approval” has the meaning set forth in Section 4.4(d).

“CME Group Stockholders Meeting” has the meaning set forth in Section 6.3(b).

“CME Group Subsidiary” has the meaning set forth in Section 4.2(a).

“CME Group Takeover Proposal” has the meaning set forth in Section 8.3(d).

“Code” has the meaning set forth in the Recitals.

“COMEX” means Commodity Exchange, Inc., a corporation organized under the New York Not-For-Profit Corporation Law and a wholly-owned Subsidiary of NYMEX.

“COMEX Division Memberships” has the meaning set forth in Section 3.3(d).

“COMEX Members” means the holders of COMEX Memberships.

“COMEX Memberships” has the meaning set forth in Section 3.3(d).

“COMEX Option Memberships” has the meaning set forth in Section 3.3(d).

“Commercial Associate Memberships” has the meaning set forth in Section 3.3(c).

“Commodity Exchange Act” means the Commodity Exchange Act, 7 U.S.C. §§ 1, et seq., as amended, and the rules and regulations promulgated thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 6.4(c).

“Constituent Documents” means with respect to any entity, its certificate or articles of incorporation, bylaws, exchange rules and regulations, as applicable, and any similar charter or other organizational documents of such entity.

“Continuing Employee” has the meaning set forth in Section 6.7(a).

“Copyrights” has the meaning set forth in Section 3.17(l).

“Current Products” has the meaning set forth in Section 6.16(b)(i).

“D & O Insurance” has the meaning set forth in Section 6.9.

“Designated Provisions” has the meaning set forth in Section 6.16(b)(iv).

“Designated Provisions Dispute” has the meaning set forth in Section 6.16(b)(iv).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting NYMEX Holdings Shares” has the meaning set forth in Section 1.12.

“Effective Time” has the meaning set forth in Section 1.4.

“Elected Cash Consideration” has the meaning set forth in Section 1.9(a)(iii).

“Elected Stock Consideration” means the product of (a) the number of Stock Election Shares multiplied by (b) the Exchange Ratio multiplied by (c) the Average CME Group Share Price.

“Election Deadline” means 5:00 p.m., Chicago time, on the second (2nd) Business Day prior to the Effective Time.

“Election Form” has the meaning set forth in Section 1.10(a).

“Election Form Record Date” has the meaning set forth in Section 1.10(a).

“Election Period” means the period of time starting on the Election Form Record Date and ending at the Election Deadline.

“Environmental Law” means any applicable foreign, federal, state or local Law, treaty, decree, injunction, judgment, governmental restriction or any other requirement of Law (including common law) regulating or relating to the protection of human health and safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to: wetlands; pollution; contamination; the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances; or exposure to Released Hazardous Substances.

“Environmental Permit” means any permit, license, authorization or consent required pursuant to applicable Environmental Laws.

“Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the CME Group Stock Options, CME Group Stock-Based Awards, NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards, as applicable.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.1(a).

“Exchange Fund” has the meaning set forth in Section 2.1(a).

“Exchange Ratio” means the Per Share Cash Consideration divided by the Average CME Group Share Price.

“Expenses” has the meaning set forth in Section 6.8.

“Fee Arrangement” has the meaning set forth in Section 5.1(v).

“Foreign Competition Laws” has the meaning set forth in Section 3.6(b).

“Foreign NYMEX Holdings Benefit Plan” has the meaning set forth in Section 3.15(q).

“Form S-4” has the meaning set forth in Section 3.9(a).

“FTC” has the meaning set forth in Section 6.5(a).

“GAAP” has the meaning set forth in Section 3.7(b).

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government or regulatory body, any instrumentality, subdivision, court, tribunal, administrative agency or commission, including the CFTC, SEC, Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation or other governmental authority, board, legislature or department, including any state attorney general, or instrumentality.

“Hazardous Substances” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” has the meaning set forth in Section 3.6(b).

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations of such Person and its Subsidiaries evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the ordinary course of business consistent with past practices), (d) all obligations of such Person and its Subsidiaries under conditional sale or other title retention agreements relating to any property purchased by such Person or any of its Subsidiaries, (e) all obligations of such Person and its Subsidiaries issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person and its Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (f) all lease obligations of such Person and its Subsidiaries capitalized on the books and records of such Person or any of its Subsidiaries, (g) all obligations of others secured by a Lien on property or assets owned or acquired by such Person or any of its Subsidiaries, whether or not the obligations secured thereby have been assumed, (h) all letters of credit or performance bonds issued for the account of such Person or any of its Subsidiaries (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds and (iv) clearing house guarantees) and (i) all guarantees and arrangements having the economic effect of a guarantee of such Person or any of its Subsidiaries of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” shall not include intercompany indebtedness, obligations or liabilities between either (A) NYMEX Holdings or one of the wholly-owned NYMEX Holdings Subsidiaries on the one hand, and another wholly-owned NYMEX Holdings Subsidiary on the other hand or (B) CME Group or one of the wholly-owned CME Group Subsidiaries on the one hand, and another wholly-owned CME Group Subsidiary on the other hand.

“Indemnified Persons” has the meaning set forth in Section 6.9.

“Independent Director” means an individual who qualifies as an independent director under the applicable listing standards of the NYSE, the Nasdaq or any other securities exchange upon which any of CME Group’s Securities are listed.

“Intellectual Property” has the meaning set forth in Section 3.17(l).

“Intervening Event” has the meaning set forth in Section 6.6(d).

“IRS” means the Internal Revenue Service.

“JAMS” has the meaning set forth in Section 6.16(b)(iv).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.2(a).

“known” or “knowledge” means, with respect to any Party, the knowledge of such Party’s executive officers.

“Lake Success” has the meaning set forth in Section 3.14(b).

“Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any common law, state and federal law, securities law and law of any foreign jurisdictions.

“Leases” means the leases, subleases and licenses set forth on Section 3.14(a)(i) of the NYMEX Holdings Disclosure Letter.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Mailing Date” has the meaning set forth in Section 1.10(a).

“Matching Bid” has the meaning set forth in Section 6.6(c).

“Material Adverse Effect” means, with respect to a Party, a circumstance, condition, change, event, or effect (a “Change”) that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of such Party and its Subsidiaries, taken as a whole, or which would reasonably be expected to prevent or materially impair or delay the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, other than, in each case, relating to or resulting from (a) Changes generally affecting the economy or the financial, credit or securities markets, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; (b) national or international political or regulatory Changes, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack occurring prior to, on or after the date hereof, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; (c) Changes in any of the businesses and industries in which such entity and its Subsidiaries operate, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in such businesses and industries; (d) Changes, after the date hereof, in GAAP or Law, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; (e) Changes in the market price or trading volume of NYMEX Holdings Common Stock or CME Group Class A Common Stock, as applicable, on the NYSE (it being understood that the underlying facts or occurrences giving rise or contributing to such Changes shall be taken into account in determining whether there has been a Material Adverse Effect); (f) natural disasters, to the extent such Changes do not affect such entity and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the businesses and industries in which such entity and its Subsidiaries operate; or (g) the announcement of the execution of this Agreement or the pendency of the transactions contemplated hereby.

“Material Lease Improvements” has the meaning set forth in Section 3.14(b)(i).

“Material Leased Property” has the meaning set forth in Section 3.14(b).

“Material Real Estate Agreements” has the meaning set forth in Section 3.14(a)(ii).

“Maximum Annual Premium” has the meaning set forth in Section 6.9.

“Member Waiver and Release” has the meaning set forth in Section 6.1(b).

“Membership Interests” means, with respect to any entity, the authorized trading rights or floor or other trading privileges that allow a Person to trade on, for such Person’s own account or for any other Person, or access for trading purposes, the trading facilities operated by such entity, including with respect to NYMEX Holdings and the NYMEX Holdings Subsidiaries, the NYMEX Class A Memberships, the Commercial Associate Memberships, the COMEX Division Memberships and the COMEX Option Memberships.

“Membership Purchase Agreement” has the meaning set forth in Section 6.1(a).

“Membership Purchase Offer” has the meaning set forth in Section 6.1(a).

“Membership Purchase Offer Documents” has the meaning set forth in Section 6.1(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.9(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 4.3(c).

“Minimum Condition” has the meaning set forth in Section 6.1(b).

“Multiemployer Plan” has the meaning set forth in Section 3.15(a).

“Nasdaq” means the NASDAQ Global Select Market.

“No Election Shares” has the meaning set forth in Section 1.10(b).

“NYMEX” has the meaning set forth in the Preamble.

“NYMEX Class A Memberships” has the meaning set forth in Section 3.3(c).

“NYMEX Division Membership” has the meaning set forth in Section 3.3(d).

“NYMEX Holdings” has the meaning set forth in the Preamble.

“NYMEX Holdings Benefit Plans” has the meaning set forth in Section 3.15(a).

“NYMEX Holdings Common Securities” means, collectively, NYMEX Holdings Common Stock, NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock.

“NYMEX Holdings Common Stock” means the common stock, par value $0.01 per share, of NYMEX Holdings.

“NYMEX Holdings Contracts” has the meaning set forth in Section 3.18(b).

“NYMEX Holdings Director Notice” has the meaning set forth in Section 1.7.

“NYMEX Holdings Directors” has the meaning set forth in Section 1.7.

“NYMEX Holdings Disclosure Letter” has the meaning set forth in Article III.

“NYMEX Holdings ERISA Affiliate” means an ERISA Affiliate of NYMEX Holdings.

“NYMEX Holdings Financial Advisors” has the meaning set forth in Section 3.22.

“NYMEX Holdings Financial Statements” means the consolidated financial statements of NYMEX Holdings and the NYMEX Holdings Subsidiaries included in the NYMEX Holdings SEC Documents together, in the case of year-end statements, with reports thereon by KPMG LLP, the independent auditors of NYMEX Holdings for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.

“NYMEX Holdings Identified Representations” means Section 3.3, Section 3.4, Section 3.5, and Section 3.11.

“NYMEX Holdings Leased Real Property” means all real property interests leased by NYMEX Holdings or any of the NYMEX Holdings Subsidiaries pursuant to Leases.

“NYMEX Holdings License Agreements” has the meaning set forth in Section 3.17(b).

“NYMEX Holdings Owned Intellectual Property” has the meaning set forth in Section 3.17(a).

“NYMEX Holdings Permits” has the meaning set forth in Section 3.12(a).

“NYMEX Holdings Recommendation” has the meaning set forth in Section 6.3(a).

“NYMEX Holdings SEC Documents” has the meaning set forth in Section 3.7(a).

“NYMEX Holdings Series A-3 Common Stock” means the Series A-3 Common Stock, par value $0.01 per share, of NYMEX Holdings.

“NYMEX Holdings Series B-3 Common Stock” means the Series B-3 Common Stock, par value $0.01 per share, of NYMEX Holdings.

“NYMEX Holdings Shares” has the meaning set forth in Section 1.9(a).

“NYMEX Holdings Solely-Owned Intellectual Property” has the meaning set forth in Section 3.17(a).

“NYMEX Holdings Stock Option” has the meaning set forth in Section 1.11(a).

“NYMEX Holdings Stock Plan” has the meaning set forth in Section 1.11(a).

“NYMEX Holdings Stock-Based Award” has the meaning set forth in Section 1.11(b).

“NYMEX Holdings Stockholder Approval” has the meaning set forth in Section 3.4(e).

“NYMEX Holdings Stockholders Meeting” has the meaning set forth in Section 6.3(a).

“NYMEX Holdings Subsidiary” has the meaning set forth in Section 3.2(a).

“NYMEX Member Approval” means the adoption of the Amended and Restated Certificate of Incorporation of NYMEX in the form attached hereto as Exhibit C and the adoption of the Amended and Restated Bylaws of NYMEX in the form attached hereto as Exhibit D, each by the affirmative vote of the owners of seventy-five percent (75%) of all of the NYMEX Class A Memberships at the NYMEX Member Meeting or the written consent of such owners in lieu of the NYMEX Member Meeting.

“NYMEX Member Meeting” has the meaning set forth in Section 6.3(a).

“NYMEX Member Meeting Notice” has the meaning set forth in Section 6.1(a).

“NYMEX Members” means the holders of NYMEX Memberships.

“NYMEX Memberships” has the meaning set forth in Section 3.3(c).

“NYMEX Rulebook” means the rules and regulations of NYMEX.

“NYSE” means The New York Stock Exchange, Inc.

“Occupancy Agreement” has the meaning set forth in Section 3.14(c).

“One North” has the meaning set forth in Section 3.14(b).

“Open Source Software” means computer software that is distributed as “free software,” “open source software” or under a “copyleft” agreement or is otherwise subject to the terms of any license which requires, as a condition on the use, copying, modification and/or distribution of such computer software that such item, (a) be disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributed at no or minimal charge.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal.

“Outside Date” has the meaning set forth in Section 8.1(b)(i).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in Section 3.17(l).

“Per Share Cash Consideration” means the sum of (a) $36.00 plus (b) the product of (1) the Average CME Group Share Price multiplied by (2) 0.1323.

“Per Share Stock Consideration” has the meaning set forth in Section 1.9(a)(i).

“Permitted Liens” means (a) any liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (c) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (d) easements, rights-of-way, restrictions and other similar encumbrances, which, in the aggregate, are not substantial in amount and which do not in any case materially interfere with the use or materially detract from the value of the property subject thereto, (e) Liens reflected in the NYMEX Holdings Financial Statements, (f) Liens which would not, individually or in the aggregate, reasonably be expected to materially affect the use of such assets in NYMEX Holdings’ business or otherwise impair NYMEX Holdings’ or any of its Subsidiaries’ business operations as currently conducted, (g) subleases and license agreements, subordination agreements and leases to third parties for the occupation of portions of the NYMEX Holdings Leased Real Property by such third parties in the ordinary course of the business of NYMEX Holdings, but only to the extent such subleases and license agreements, subordination agreements and leases (1) are disclosed on Section 3.14(a)(i) of the NYMEX Holdings Disclosure Letter (including any renewals or extensions thereof pursuant to the terms thereof), (2) expire no later than June 30, 2012, (3) as to subordination agreements only, are required under the terms of the relevant Lease to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a lessee; or (4) any other leases, licenses or subleases executed with the consent of CME Group, and (h) liens set forth on Schedule B of that certain title report issued by Chicago Title Company, dated as of February 22, 2008, bearing title number 3108-00184.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Proceeding” has the meaning set forth in Section 5.1(m).

“Quarterly Financial Tests” has the meaning set forth in Section 6.16(b)(i).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.

“Representatives” has the meaning set forth in Section 6.4(a).

“Restraints” has the meaning set forth in Section 7.1(d).

“Reverse Merger” the meaning set forth in Section 1.13(a).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).

“SEC” has the meaning set forth in Section 3.6(b).

“Secretary of State” has the meaning set forth in Section 1.4.

“Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, commodity exchanges, commodity intermediaries, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Software” has the meaning set forth in Section 3.17(l).

“Stock Election Shares” has the meaning set forth in Section 1.10(b).

“Stock Fraction” has the meaning set forth in Section 1.9(a)(iii).

“Stockholder Vote Option” has the meaning set forth in Section 6.6(c).

“Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent (50%) of the Securities or other ownership interests or (b) Securities or other interests having by their terms ordinary voting power to elect more than fifty percent (50%) of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 6.6(d).

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Surviving Corporation Plans” has the meaning set forth in Section 6.7(a).

“Takeover Proposal” has the meaning set forth in Section 6.6(d).

“Tax” (and with the correlative meaning “Taxes”) means (a) any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs, duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits taxes, or other tax of any kind and similar charges, fees, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed with respect thereto by any Taxing Authority or Governmental Entity, (b) any liability for payment of amounts described in clause (a) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, transferor liability, successor liability or otherwise through operation of law and (c) any liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Termination Expense Reimbursement” has the meaning set forth in Section 6.8.

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Trade Secrets” has the meaning set forth in Section 3.17(l).

“Trademarks” has the meaning set forth in Section 3.17(l).

“Trading Floor” has the meaning set forth in Section 6.16(b)(i).

“Trading Floor Permits” has the meaning set forth in Section 6.16(b)(i).

“Trading Structure Revisions” has the meaning set forth in Section 6.16(a).

“U.S.” means the United States of America.

“Voting and Support Agreement” means the Voting and Support Agreement, executed by each director, executive officer or stockholder of NYMEX Holdings set forth on Schedule 1 hereto, the forms of which are attached hereto as Exhibit E.

“WARN Act” has the meaning set forth in Section 3.16(g).

Section 1.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, NYMEX Holdings shall be merged with and into Merger Sub and the separate existence of NYMEX Holdings shall cease. Merger Sub shall continue as the surviving corporation and as a direct, wholly-owned Subsidiary of CME Group and shall continue to be governed by the laws of the State of Delaware (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of NYMEX Holdings and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of NYMEX Holdings and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60606, at 9:00 a.m., Chicago time, or at such other place as CME Group and NYMEX Holdings may agree in writing, on the date when the Effective Time is to occur (the “Closing Date”).

Section 1.4 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, CME Group and NYMEX Holdings shall file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Secretary of State”), in such form as required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State on the Closing Date, or at such other time as CME Group and NYMEX Holdings shall agree and specify in the Certificate of Merger. Subject to the provisions of this Agreement, unless otherwise mutually agreed upon by CME Group and NYMEX Holdings, CME Group and NYMEX Holdings shall cause the Effective Time to occur on the fifth (5th) Business Day after all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions). As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.

Section 1.5 CME Group Constituent Documents.

(a) The Second Amended and Restated Certificate of Incorporation of CME Group, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time (the “CME Group Charter Amendment”) to be in the form attached hereto as Exhibit A (as so amended, the “CME Group Certificate of Incorporation”), until thereafter changed or amended as provided therein or by applicable Law.

(b) The Fourth Amended and Restated Bylaws of CME Group, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to be in the form attached hereto as Exhibit B (as so amended, the “CME Group Bylaws”), until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6 Surviving Corporation Constituent Documents. The certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law, except that Article I of the certificate of incorporation of the Surviving Corporation shall be amended to state “The name of the corporation is CMEG NYMEX Holdings Inc.”

Section 1.7 CME Group Directors. At the Effective Time, as reflected in the CME Group Certificate of Incorporation and the CME Group Bylaws, the number of directors of CME Group shall be thirty-three (33), consisting of the thirty (30) directors of CME Group as of immediately prior to the Effective Time and three (3) directors proposed by NYMEX Holdings and selected by CME Group in accordance with this Section 1.7 (the “NYMEX Holdings Directors”) (it being understood that at least two (2) of the NYMEX Holdings Directors shall be Independent Directors). At least ten (10) Business Days prior to the Effective Time, NYMEX Holdings shall deliver in writing to CME Group (the “NYMEX Holdings Director Notice”) a list of no fewer than five (5) individuals for CME Group to consider as candidates to be NYMEX Holdings Directors (it being understood that at least half of the individuals listed in the NYMEX Holdings Director Notice or any subsequent NYMEX Holdings Director Notice shall be Independent Directors). CME Group shall select three (3) individuals from the list provided in the NYMEX Holdings Director Notice to be NYMEX Holdings Directors; provided, that, if CME Group, in its reasonable discretion, determines that the NYMEX Holdings Director Notice does not contain three (3) acceptable candidates to select as NYMEX Holdings Directors, NYMEX Holdings shall deliver in writing to CME Group a second NYMEX Holdings Director Notice and shall continue to provide additional NYMEX Holdings Director Notices until such time as CME Group has selected three (3) individuals from such NYMEX Holdings Directors Notices to be NYMEX Holdings Directors. The NYMEX Holdings Directors shall be allocated among the different classes of directors of CME Group so that at the Effective Time each class of directors has one NYMEX Holdings Director.

Section 1.8 Surviving Corporation Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or otherwise as provided by applicable Law.

Section 1.9 Effect on Capital Stock.

(a) At the Effective Time, subject to the provisions of this Article I and Article II, each share of NYMEX Holdings Common Securities issued and outstanding immediately prior to the Effective Time (other than shares of NYMEX Holdings Common Securities owned by CME Group or NYMEX Holdings or any of their respective wholly-owned Subsidiaries and other than Dissenting NYMEX Holdings Shares) (the “NYMEX Holdings Shares”), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”):

(i) each Stock Election Share shall be converted into the right to receive the number of shares of CME Group Class A Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”), subject to adjustment in accordance with this Section 1.9(a) and Section 1.9(c); and

(ii) each Cash Election Share and each No Election Share shall be converted into the right to receive the Per Share Cash Consideration in cash, without interest, subject to adjustment in accordance with this Section 1.9(a) and Section 1.9(c).

(iii) Notwithstanding the foregoing, if:

(1) the product of (A) the sum of the number of Cash Election Shares and the number of No Election Shares multiplied by (B) the Per Share Cash Consideration (such product being the “Elected Cash Consideration”) exceeds the Available Cash Consideration, then CME Group shall have the option, in its sole discretion, to increase the amount of the Available Cash Consideration to any amount up to and including the amount of the Elected Cash Consideration (such adjusted amount being the “Adjusted Available Cash Consideration”); provided, that the Adjusted Available Cash Consideration shall not be an amount that, in the reasonable opinion of counsel to CME Group and counsel to NYMEX Holdings, would cause such counsel to be unable to render the opinions described in Section 7.2(e) and Section 7.3(d), respectively. If CME Group does not exercise its option to increase the amount of the Available Cash Consideration or if the Elected Cash Consideration that would be paid upon conversion of the Cash Election Shares and the No Election Shares in the Merger exceeds the Adjusted Available Cash Consideration, then:

(A) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B) all Cash Election Shares and No Election Shares shall be converted into the right to receive (i) an amount of cash (without interest) equal to the product of (w) the Per Share Cash Consideration multiplied by (x) a fraction, the numerator of which shall be the Available Cash Consideration or the Adjusted Available Cash Consideration, as the case may be, and the denominator of which shall be the Elected Cash Consideration (the fraction described in this clause (x) being referred to as the “Cash Fraction”) and (ii) a number of shares of CME Group Class A Common Stock equal to the product of (y) the Exchange Ratio multiplied by (z) one (1) minus the Cash Fraction; or

(2) the Elected Cash Consideration is less than the Available Cash Consideration, then:

(A) each Cash Election Share and No Election Share shall be converted into the right to receive the Per Share Cash Consideration; and

(B) each Stock Election Share shall be converted into the right to receive (i) a number of shares of CME Group Class A Common Stock equal to the product of (w) the Exchange Ratio multiplied by (x) a fraction, the numerator of which shall be the Available Stock Consideration and the denominator of which shall be the Elected Stock Consideration (the fraction described in this clause (x) being referred to as the “Stock Fraction”) and (ii) an amount of cash (without interest) equal to the product of (y) the Per Share Cash Consideration multiplied by (z) one (1) minus the Stock Fraction.

(b) From and after the Effective Time, none of the NYMEX Holdings Common Securities converted into the Merger Consideration pursuant to this Article I shall remain outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate previously representing any such NYMEX Holdings Common Securities or shares of NYMEX Holdings Common Securities that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such securities, except the right to receive (i) the consideration to which such holder may be entitled pursuant to this Section 1.9, (ii) any dividends and other distributions in accordance with Section 2.1(f) and (iii) any cash to be paid in lieu of any fractional share of CME Group Class A Common Stock in accordance with Section 2.5 (No Fractional Shares).

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of CME Group or NYMEX Holdings shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio, the Per Share Stock Consideration, the Per Share Cash Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of NYMEX Holdings Common Securities the same economic effect as contemplated by this Agreement prior to such event.

(d) At the Effective Time, all shares of NYMEX Holdings Common Securities that are owned by CME Group or NYMEX Holdings or any of their respective wholly-owned Subsidiaries (the “Cancelled Shares”) shall be cancelled and shall cease to exist and no Securities of CME Group, cash or other consideration shall be delivered in exchange therefor.

Section 1.10 Election Procedures.

(a) Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), an election form in such form as CME Group shall specify (the “Election Form”) shall be mailed to each holder of record of shares of NYMEX Holdings Common Securities as of five (5) Business Days prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the Beneficial Owner through appropriate and customary documentation and instructions), other than any holder of Dissenting NYMEX Holdings Shares, to specify (i) the number of shares of such holder’s NYMEX Holdings Common Securities with respect to which such holder elects to receive the Per Share Stock Consideration (the “Stock Election Shares”), (ii) the number of shares of such holder’s NYMEX Holdings Common Securities with respect to which such holder elects to receive the Per Share Cash Consideration (the “Cash Election Shares”) or (iii) that such holder makes no election with respect to such holder’s NYMEX Holdings Common Securities (the “No Election Shares”). Any NYMEX Holdings Common Securities with respect to which the Exchange Agent does not receive an effective, properly completed Election Form during the Election Period (other than any shares of NYMEX Holdings Common Securities that constitute Dissenting NYMEX Holdings Shares as of the Election Deadline) shall be deemed to be No Election Shares. CME Group shall publicly announce the anticipated Election Deadline at least five (5) Business Days prior to the anticipated Effective Time. If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and CME Group shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) CME Group shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or Beneficial

Owners) of NYMEX Holdings Common Securities during the Election Period, and NYMEX Holdings shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of NYMEX Holdings Common Securities represented by such Election Form shall become No Election Shares, except to the extent (if any) a subsequent election is properly made during the Election Period with respect to any or all of such shares of NYMEX Holdings Common Securities. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of CME Group or NYMEX Holdings or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 1.11 Treatment of NYMEX Holdings Equity-Based Awards.

(a) Each option to purchase shares of NYMEX Holdings Common Stock (a “NYMEX Holdings Stock Option”) granted under the 2006 Omnibus Long Term Incentive Plan or any other equity or equity-based compensation plan of NYMEX Holdings (each, a “NYMEX Holdings Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease, at the Effective Time, to represent a right to acquire shares of NYMEX Holdings Common Stock and shall be converted at the Effective Time, without any action on the part of any holder of any NYMEX Holdings Stock Option, into an option to purchase CME Group Class A Common Stock (a “CME Group Stock Option”), on the same terms and conditions as were applicable under such NYMEX Holdings Stock Option (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant NYMEX Holdings Stock Plan, or in the related award document (including any employment agreement or retention policy) by reason of the transactions contemplated hereby). The number of shares of CME Group Class A Common Stock subject to each such NYMEX Holdings Stock Option shall be equal to the number of shares of NYMEX Holdings Common Stock subject to each such NYMEX Holdings Stock Option multiplied by the Exchange Ratio, rounded down to the nearest whole share of CME Group Class A Common Stock, and such CME Group Stock Option shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in such NYMEX Holdings Stock Option divided by the Exchange Ratio; provided, that, in the case of any NYMEX Holdings Stock Option to which Section 421 of the Code applies as of the Effective Time (after taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 or Section 423 of the Code, the exercise price, the number of shares of CME Group Class A Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided, further, that, in the case of any NYMEX Holdings Stock Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of CME Group Class A Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(b) At the Effective Time, each Equity Right consisting of, based on or relating to shares of NYMEX Holdings Common Stock granted under a NYMEX Holdings Stock Plan, other than NYMEX Holdings Stock Options (each, a “NYMEX Holdings Stock-Based Award”), whether contingent or accrued, which is outstanding immediately prior to the Effective Time shall cease, at the Effective Time, to represent an Equity Right with respect to shares of NYMEX Holdings Common Stock and shall be converted without any action on the part of any holder of an Equity Right, at the Effective Time, into an Equity Right consisting of, based on or relating to shares of CME Group Class A Common Stock granted under a CME Group Stock Plan, other than CME Group Stock Options (each, a “CME Group Stock-Based Award”), on the same terms and conditions as were applicable under the NYMEX Holdings Stock-Based Awards (but taking into account any changes thereto, including any acceleration or vesting thereof, provided for in the relevant NYMEX Holdings Stock Plan or in the related award document (including any employment agreement or retention policy) by reason of the transactions contemplated hereby). The number of shares of CME Group Class A Common Stock subject to each such CME Group Stock-Based Award shall be equal to the number of shares of NYMEX Holdings Common Stock subject to the NYMEX Holdings Stock-Based Award multiplied by the Exchange Ratio, rounded down to the nearest whole share of CME Group Class A Common Stock and, if applicable, such CME Group Stock-Based Award shall have an exercise price per share (rounded up to the nearest cent) equal to the per share exercise price specified in the NYMEX Holdings Stock-Based Award divided by the Exchange Ratio. Any dividend equivalents credited to the account of each holder of a NYMEX Holdings Stock-Based Award as of the Effective Time shall remain credited to such holder’s account immediately following the Effective Time, subject to adjustment in accordance with the foregoing.

(c) As soon as practicable after the Effective Time, CME Group shall deliver to the holders of NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards any required notices setting forth such holders’ rights pursuant to the relevant NYMEX Holdings Stock Plans and award documents and stating that such NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards have been assumed by CME Group and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.11 after giving effect to the Merger and the terms of the relevant NYMEX Holdings Stock Plans).

(d) Following the Effective Time, CME Group may maintain the NYMEX Holdings Stock Plans for purposes of granting future awards in accordance with NYSE rules. If any NYMEX Holdings Stock Plans are so maintained, the provisions of such NYMEX Holdings Stock Plans, including the respective terms of such plans, shall not be changed by CME Group after the Merger, except that (i) all Equity Rights issued by CME Group pursuant to the NYMEX Holdings Stock Plans following the Effective Time shall be Equity Rights in respect of CME Group Class A Common Stock, (ii) all references to NYMEX Holdings (other than any references relating to a “change in control” of NYMEX Holdings) in each NYMEX Holdings Stock Plan and in each agreement evidencing any award thereunder shall be deemed to refer to CME Group, unless CME Group determines otherwise and (iii) the number of shares of CME Group Class A Common Stock available for future issuance pursuant to each NYMEX Holdings Stock Plan following the Effective Time (the “Available NYMEX Holdings Stock Plan Shares”) shall be equal to the number of shares of NYMEX Holdings Common Stock so available immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share of CME Group Class A Common Stock.

(e) Prior to the Effective Time, NYMEX Holdings shall take all necessary action for the adjustment of NYMEX Holdings Stock Options and NYMEX Holdings Stock-Based Awards under this Section 1.11. CME Group shall reserve for future issuance a number of shares of CME Group Class A Common Stock at least equal to the number of shares of CME Group Class A Common Stock that will be subject to CME Group Stock Options and CME Group Stock-Based Awards as a result of the actions contemplated by this Section 1.11, plus the number of Available NYMEX Holdings Stock Plan Shares in the event that CME Group maintains the NYMEX Holdings Stock Plans as contemplated by this Section 1.11. As soon as practicable following the Effective Time, CME Group shall file a registration statement on Form S-8 (or other applicable form) with respect to the shares of CME Group Class A Common Stock subject to such CME Group Stock Options and CME Group Stock-Based Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such CME Group Stock Options and CME Group Stock-Based Awards remain outstanding.

Section 1.12 Appraisal Rights. Notwithstanding Section 1.9 (Effect on Capital Stock), if required by the DGCL (but only to the extent required thereby), shares of NYMEX Holdings Common Securities that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted such shares of NYMEX Holdings Common Securities in favor of the Merger and who has demanded appraisal for such shares of NYMEX Holdings Common Securities in accordance with Section 262 of the DGCL (the “Dissenting NYMEX Holdings Shares”) shall not be converted into the right to receive the Merger Consideration and the holder thereof shall be entitled to appraisal rights, unless such holder fails to perfect, withdraws or loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting NYMEX Holdings Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration and shall be treated as Stock Election Shares or Cash Election Shares at the election of CME Group. NYMEX Holdings shall give CME Group prompt notice of any written demands received by NYMEX Holdings for appraisal of shares of NYMEX Holdings Common Securities, and CME Group shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of CME Group (which consent shall not be unreasonably withheld, conditioned or delayed), NYMEX Holdings shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 1.13 Alternative Merger Structure.

(a) Notwithstanding any other provision of this Agreement, if all of the conditions set forth in Article VII have been fulfilled or waived (other than those conditions that by their terms are satisfied at or immediately prior to Closing) other than the conditions set forth in Section 7.2(e) (CME Group Tax Opinion) and Section 7.3(d) (NYMEX Holdings Tax Opinion), and if either counsel to CME Group or counsel to NYMEX Holdings are unable to render the opinions described in Section 7.2(e) (CME Group Tax Opinion) and Section 7.3(d) (NYMEX Holdings Tax Opinion), respectively, then NYMEX Holdings shall have the option, in its sole discretion upon two (2) Business Days notice to CME Group, to require that Merger Sub merge into NYMEX Holdings in the Merger and that NYMEX Holdings and not Merger Sub be the Surviving Corporation for all purposes in this Agreement (the “Reverse Merger”). Notwithstanding any other provision of this Agreement, in the event of a Reverse Merger, the conversion of the issued and outstanding NYMEX Holdings Common Securities shall occur as provided in Article I and Article II, except that CME Group shall have the option, in its sole discretion, to convert each Stock Election Share and each No Election Share into a Cash Election Share and to increase the amount of the Available Cash Consideration up to the amount of the Aggregate Merger Consideration. The other provisions of this Agreement shall continue to apply in the event of a Reverse Merger, mutatis mutandis, except that the Parties hereto shall be deemed to have waived the conditions set forth in Section 7.2(e) (CME Group Tax Opinion) and Section 7.3(d) (NYMEX Holdings Tax Opinion).

(b) Notwithstanding anything to the contrary set forth in this Section 1.13, no revision to the structure of the transactions contemplated hereby shall (i) result in any change in the amount of the Per Share Cash Consideration or the amount of the Aggregate Merger Consideration, (ii) be materially detrimental to the interests of CME Group, NYMEX Holdings, NYMEX, Merger Sub, the holders of shares of CME Group Common Stock or the holders of shares of NYMEX Holdings Common Securities, or (iii) impede or materially delay consummation of the Merger. The Parties agree to amend this Agreement to the extent necessary to provide for adjustments as may be required to implement the alternative structure described in this Section 1.13.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Surrender and Payment.

(a) Prior to the Mailing Date, CME Group shall appoint an exchange agent reasonably acceptable to NYMEX Holdings (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration. As soon as reasonably practicable after the Effective Time, but in no event more than seven (7) Business Days following the Effective Time, CME Group will send, or will cause the Exchange Agent to send, to each holder of record of shares of NYMEX Holdings Common Securities as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand if so elected by such holder of record), whose shares of NYMEX Holdings Common Securities were converted into the right to receive the Merger Consideration pursuant to

Section 1.9 (Effect on Capital Stock) and Section 1.10 (Election Procedures), a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as NYMEX Holdings and CME Group may reasonably agree, including instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration. Promptly after the Effective Time, CME Group shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of NYMEX Holdings Common Securities, shares of CME Group Class A Common Stock (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 1.9 (Effect on Capital Stock), Section 1.10 (Election Procedures) and Section 2.5 (No Fractional Shares), payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of Article I and Article II. Following the Effective Time, CME Group agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.1(f). All cash and book-entry shares representing CME Group Class A Common Stock deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 1.9 (Effect on Capital Stock), Section 1.10 (Election Procedures) and Section 2.5 (No Fractional Shares) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by CME Group; provided that no such investment or losses thereon shall affect the Merger Consideration payable to holders of NYMEX Holdings Shares entitled to receive such consideration or cash in lieu of fractional interests and CME Group shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of NYMEX Holdings Shares entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, CME Group.

(b) Each holder of shares of NYMEX Holdings Common Securities that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of CME Group Class A Common Stock (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of CME Group Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive, including cash payable in lieu of fractional shares pursuant to Section 2.5 (No Fractional Shares) and dividends and other distributions payable pursuant to Section 2.1(f) (less any required Tax withholding), pursuant to Section 1.9 (Effect on Capital Stock), Section 1.10 (Election Procedures) and this Article II. The Merger Consideration shall be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of a Certificate) after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(c) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of NYMEX Holdings Common Securities. From and after the Effective Time, the holders of Certificates representing shares of NYMEX Holdings Common Securities outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of NYMEX Holdings Common Securities except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or CME Group, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in Article I and this Article II.

(e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of NYMEX Holdings Common Securities one (1) year after the Effective Time shall be returned to CME Group, upon demand, and any such holder who has not exchanged his or her shares of NYMEX Holdings Common Securities for the Merger Consideration in accordance with this Section 2.1 prior to that time shall thereafter look only to CME Group for delivery of the Merger Consideration in respect of such holder’s shares of NYMEX Holdings Common Securities. Notwithstanding the foregoing, neither CME Group, Merger Sub nor NYMEX Holdings shall be liable to any holder of shares of NYMEX Holdings Common Securities for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of NYMEX Holdings Common Securities immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of CME Group free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to shares of CME Group Class A Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.1. Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of CME Group Class A Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of CME Group Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of CME Group Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of CME Group Class A Common Stock, all shares of CME Group Class A Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(g) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.1 to pay for shares of NYMEX Holdings Common Securities for which appraisal rights shall have been perfected shall be returned to CME Group, upon demand.

Section 2.2 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by CME Group, the posting by such Person of a bond, in such reasonable amount as CME Group may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of NYMEX Holdings Common Securities represented by such Certificate as contemplated by this Article II.

Section 2.3 Withholding Rights. Each of CME Group and Merger Sub shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to Article I and this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of NYMEX Holdings Common Securities in respect of which such deduction and withholding was made.

Section 2.4 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of NYMEX Holdings, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of NYMEX Holdings, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.5 No Fractional Shares.

(a) No certificates or scrip representing fractional shares of CME Group Class A Common Stock shall be issued upon the surrender for exchange of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent, no dividends or other distributions of CME Group shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of CME Group.

(b) In lieu of such fractional share interests, CME Group shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder (after taking into account all shares of NYMEX Holdings Common Securities formerly represented by all Certificates (or effective affidavits of loss in lieu thereof) surrendered by such holder) would otherwise be entitled by (ii) the Average CME Group Share Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NYMEX HOLDINGS AND NYMEX

Except as otherwise disclosed or identified in the NYMEX Holdings SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such NYMEX Holdings SEC Documents to the extent that they are predictive or forward-looking in nature) or in a letter (the “NYMEX Holdings Disclosure Letter”) delivered to CME Group by NYMEX Holdings prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article III to which the information in such letter relates), NYMEX Holdings and NYMEX jointly and severally represent and warrant to CME Group and Merger Sub as follows:

Section 3.1 Organization. Each of NYMEX Holdings and NYMEX is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 3.2 Subsidiaries.

(a) Section 3.2(a) of the NYMEX Holdings Disclosure Letter sets forth (i) each Subsidiary of NYMEX Holdings (individually, a “NYMEX Holdings Subsidiary” and collectively, the “NYMEX Holdings Subsidiaries”), (ii) each NYMEX Holdings Subsidiary’s jurisdiction of incorporation or organization and (iii) the location of each NYMEX Holdings Subsidiary’s principal executive offices. Each NYMEX Holdings Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of the Constituent Documents of each NYMEX Holdings Subsidiary, as amended and in effect on the date of this Agreement.

(b) NYMEX Holdings is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each NYMEX Holdings Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by NYMEX Holdings have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the NYMEX Holdings Subsidiaries, NYMEX Holdings does not own, directly or indirectly, any Securities or other ownership interests in any entity.

Section 3.3 Capitalization; Memberships.

(a) As of the date of this Agreement, the authorized Securities of NYMEX Holdings consists of 181,909,600 shares of NYMEX Holdings Common Securities, of which (i) 24,480,000 shares have been designated as NYMEX Holdings Series A-1 Common Stock, (ii) 24,480,000 shares have been designated as NYMEX Holdings Series A-2 Common Stock, (iii) 24,480,000 shares have been designated as NYMEX Holdings Series A-3 Common Stock, (iv) 2,161,600 shares have been designated as NYMEX Holdings Series B-1 Common Stock, (v) 2,161,600 shares have been designated as NYMEX Holdings Series B-2 Common Stock, (vi) 2,161,600 shares have been designated as NYMEX Holdings Series B-3 Common Stock, (vii) and 101,984,800 shares have been designated as NYMEX Holdings Common Stock (of which 24,480,000 shares were issued upon the conversion of the shares of NYMEX Holdings Series A-1 Common Stock, 24,480,000 shares were issued upon the conversion of the shares of NYMEX Holdings Series A-2 Common Stock, 24,480,000 shares may only be issued upon the conversion of the shares of NYMEX Holdings Series A-3 Common Stock, 2,161,600 shares were issued upon the conversion of the shares of NYMEX Holdings Series B-1 Common Stock, 2,161,600 shares were issued upon the conversion of the shares of NYMEX Holdings Series B-2 Common Stock and 2,161,600 shares may only be issued upon the conversion of the shares of NYMEX Holdings Series B-3 Common Stock).

(b) At the close of business on March 14, 2008: (i) 94,783,739 and 93,985,289 shares of NYMEX Holdings Common Securities were issued and outstanding, respectively, as follows: (1) 23,411,000 shares of NYMEX Holdings Series A-3 Common Stock were issued and outstanding, (2) 2,115,400 and 1,325,800 shares of NYMEX Holdings Series B-3 Common Stock were issued and outstanding, respectively, and (3) 69,257,339 and 69,248,489 shares of NYMEX Holdings Common Stock were issued and outstanding, respectively, and (ii) 4,300,000 shares of NYMEX Holdings Common Stock were reserved for issuance pursuant to the NYMEX Holdings Stock Plans. Except as set forth above, as of March 14, 2008, no Securities of NYMEX Holdings were issued, reserved for issuance or outstanding. All issued and outstanding NYMEX Holdings Common Securities have been, and all shares of NYMEX Holdings Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c) As of the date of this Agreement, the authorized Membership Interests in NYMEX consists of (i) 816 NYMEX Class A Memberships (the “NYMEX Class A Memberships”) and (ii) one (1) NYMEX Class B Membership (together with the NYMEX Class A Memberships, the “NYMEX Memberships”). As of the date of this Agreement, the authorized associate Membership Interests in NYMEX consists of 28 commercial associate memberships (the “Commercial Associate Memberships”). At the close of business on March 14, 2008: (i) 816 NYMEX Class A Memberships were issued and outstanding, (ii) one (1) NYMEX Class B Membership was issued and outstanding and (iii) 16 Commercial Associate Memberships were issued and outstanding. Except as set forth above, as of March 14, 2008, no NYMEX Memberships or Commercial Associate Memberships were issued or outstanding. As of March 14, 2008, the sole NYMEX Class B Membership was held by NYMEX Holdings. Section 3.3(c) of the NYMEX Holdings Disclosure Letter sets forth a true and complete list, as of March 14, 2008, of all holders of NYMEX Class A Memberships and Commercial Associate Memberships. All issued and outstanding NYMEX Memberships and Commercial Associate Memberships in NYMEX have been duly authorized, validly issued, fully paid and nonassessable, if applicable, and are subject to no preemptive or similar rights. Except as set forth in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is a party to any agreements with, or has granted any rights for the benefit of or taken any similar action with respect to, any NYMEX Members. The only rights or entitlements of any NYMEX Members or holders of Commercial Associate Memberships with respect to NYMEX Holdings or the NYMEX Holdings Subsidiaries are those rights and entitlements provided for in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, each as in effect on the date of this Agreement.

(d) As of the date of this Agreement, the authorized Membership Interests in COMEX consists of (i) one (1) NYMEX Division Membership (the “NYMEX Division Membership”) and (ii) 772 COMEX Division Memberships (the “COMEX Division Memberships” and, together with the NYMEX Division Membership, the “COMEX Memberships”). At the close of business on March 14, 2008: (i) one (1) NYMEX Division Membership, (ii) 772 COMEX Division Memberships were issued and outstanding and (iii) 238 COMEX Option Memberships (the “COMEX Option Memberships”) were issued and outstanding. Except as set forth above, as of March 14, 2008, no COMEX Memberships or COMEX Option Memberships were issued or outstanding. As of March 14, 2008, the sole NYMEX Division Membership was held by NYMEX. Section 3.3(d) of the NYMEX Holdings Disclosure Letter sets forth a true and complete list, as of March 14, 2008, of all holders of COMEX Division Memberships and COMEX Option Memberships. All issued and outstanding COMEX Memberships and COMEX Option Memberships in COMEX have been duly authorized, validly issued, fully paid and nonassessable, if applicable, and are subject to no preemptive or similar rights. Except as set forth in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is a party to any agreements with, or has granted any rights for the benefit of or taken any similar action with respect to, any COMEX Members or holders of COMEX Option Memberships. The only rights or entitlements of any COMEX Members with respect to NYMEX Holdings or the NYMEX Holdings Subsidiaries are those rights and entitlements provided for in the Constituent Documents of NYMEX Holdings, NYMEX and COMEX, each as in effect on the date of this Agreement. The only rights or entitlements of any holder of a COMEX Option Membership with respect to NYMEX Holdings or the NYMEX Holdings Subsidiaries are those rights and entitlements set forth in the Amended and Restated By-Laws of COMEX and Rule 2.81 through Rule 2.87 of the NYMEX Rulebook, each as in effect as of the date of this Agreement.

(e) Section 3.3(e) of the NYMEX Holdings Disclosure Letter sets forth each NYMEX Holdings Stock Plan and, as of the date hereof, the aggregate number of shares of NYMEX Holdings Common Stock relating to outstanding and available awards under each NYMEX Holdings Stock Plan. NYMEX Holdings has delivered or made available to CME Group the form of agreement related to each such award. No material changes have been made to such form in connection with any award.

(f) There are no preemptive or similar rights on the part of any holder of any class of Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary. Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary on any matter submitted to such holders of Securities or Membership Interests. As of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or by which any of them is bound (i) obligating NYMEX Holdings or any NYMEX Holdings Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary, or any security convertible or exercisable for or exchangeable into any Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary, (ii) obligating NYMEX Holdings or any NYMEX Holdings Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of NYMEX Holdings or any NYMEX Holdings Subsidiary. Except for the Membership Purchase Offer, there are no outstanding contractual obligations of NYMEX Holdings or any NYMEX Holdings Subsidiary to repurchase, redeem or otherwise acquire any Securities or Membership Interests of NYMEX Holdings or any NYMEX Holdings Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or is bound with respect to the voting of the Securities or Membership Interests of NYMEX Holdings, NYMEX or COMEX. Except for the NYMEX Class A Memberships, the Commercial Associate Memberships, the COMEX Division Memberships and the COMEX Option Memberships, there are no outstanding Membership Interests in NYMEX or COMEX.

Section 3.4 Authorization; Board Approval; Voting Requirements.

(a) NYMEX Holdings has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the NYMEX Holdings Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NYMEX Holdings are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except for the adoption of this Agreement and the transactions contemplated hereby by the NYMEX Holdings Stockholder Approval. This Agreement has been duly and validly executed and delivered by NYMEX Holdings and, assuming due authorization, execution and delivery by CME Group and Merger Sub, is a legal, valid and binding obligation of NYMEX Holdings, enforceable against NYMEX Holdings in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) NYMEX has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of NYMEX are necessary for it to authorize this Agreement or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by NYMEX and, assuming due authorization, execution and delivery by CME Group and Merger Sub, is a legal, valid and binding obligation of NYMEX, enforceable against NYMEX in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) The Board of Directors of NYMEX Holdings, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of NYMEX Holdings and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) approving the Voting and Support Agreements, (iv) approving the Membership Purchase Offer and (v) recommending that NYMEX Holdings’ stockholders adopt this Agreement.

(d) The Board of Directors of NYMEX, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement and the transactions contemplated by this Agreement, (ii) determining that the amendments to the Amended and Restated Certificate of Incorporation of NYMEX in the form attached hereto as Exhibit C are advisable and (iii) determining that the amendments to the Bylaws of NYMEX in the form attached hereto as Exhibit D are advisable.

(e) Assuming the accuracy of the representations and warranties of CME Group set forth in Section 4.17 (Section 203), the affirmative vote of holders of a majority of the outstanding shares of NYMEX Holdings Common Securities at the NYMEX Holdings Stockholders Meeting or any adjournment or postponement thereof to adopt this Agreement (the “NYMEX Holdings Stockholder Approval”) is the only vote of the holders of any class or series of Securities of NYMEX Holdings necessary to adopt this Agreement and approve the transactions contemplated hereby.

(f) The receipt of the NYMEX Member Approval is the only vote of the holders of any class or series of Securities or Membership Interests of NYMEX or any NYMEX Holdings Subsidiary necessary to consummate the transactions contemplated hereby.

Section 3.5 Takeover Statute; No Restrictions on the Merger.

(a) Assuming the accuracy of the representations and warranties of CME Group set forth in Section 4.17 (Section 203), no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

(b) NYMEX Holdings has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

(c) NYMEX Holdings has or caused to be taken all necessary action in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements in the Constituent Documents of NYMEX Holdings and the NYMEX Holdings Subsidiaries concerning “business combination,” “fair price,” “voting requirement” or other related provisions.

Section 3.6 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by each of NYMEX Holdings and NYMEX does not and the consummation by each of NYMEX Holdings and NYMEX of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of NYMEX Holdings or any NYMEX Holdings Subsidiary; (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 3.6(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which NYMEX Holdings or NYMEX is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of NYMEX Holdings or any NYMEX Holdings Subsidiary or (v) cause the suspension or revocation of any NYMEX Holdings Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by NYMEX Holdings or any NYMEX Holdings Subsidiary in connection with the execution or delivery of this Agreement by NYMEX Holdings and NYMEX or the consummation by NYMEX Holdings and NYMEX of the transactions contemplated hereby, except for: (i) compliance by NYMEX Holdings with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any required filings or notifications under any foreign antitrust merger control laws (the “Foreign Competition Laws”); (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filings with the Securities and Exchange Commission (the “SEC”) of (A) the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby; (iv) any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by the CFTC under the Commodity Exchange Act with respect to the amendments to the Constituent Documents of NYMEX contemplated by this Agreement and (v) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.7 SEC Reports; NYMEX Holdings Financial Statements.

(a) NYMEX Holdings has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2005 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “NYMEX Holdings SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the NYMEX Holdings SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such NYMEX Holdings SEC Documents, and did not, and any NYMEX Holdings SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the NYMEX Holdings Subsidiaries is required to make any filings with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The NYMEX Holdings Financial Statements, which have been derived from the accounting books and records of NYMEX Holdings and the NYMEX Holdings Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented, except as otherwise noted therein, subject, in the case of interim unaudited NYMEX Holdings Financial Statements, only to normal, recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. The consolidated balance sheets (including the related notes) included in the NYMEX Holdings Financial Statements present fairly in all material respects the financial position of NYMEX Holdings and the NYMEX Holdings Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such NYMEX Holdings Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of NYMEX Holdings and the NYMEX Holdings Subsidiaries for the respective periods indicated.

(c) There are no amendments or modifications, which are or, to the knowledge of NYMEX Holdings, will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by NYMEX Holdings with the SEC pursuant to the Exchange Act or (ii) the NYMEX Holdings SEC Documents. NYMEX Holdings has timely responded to all comment letters of the staff of the SEC relating to the NYMEX Holdings SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2005. None of the NYMEX Holdings SEC Documents is, to the knowledge of NYMEX Holdings, the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of NYMEX Holdings has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to CME Group true, complete and correct copies of such procedures. To NYMEX Holdings’ knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 3.8 Absence of Undisclosed Liabilities. NYMEX Holdings and the NYMEX Holdings Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of NYMEX Holdings and the NYMEX Holdings Subsidiaries included in NYMEX Holdings’ Annual Report on Form 10-K for the period ended December 31, 2007 filed with the SEC, except for (a) liabilities reflected on or reserved against in NYMEX Holdings’ consolidated financial statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007, (c) liabilities incurred in connection with the transactions contemplated hereby as expressly provided in this Agreement and (d) liabilities and obligations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.9 Form S-4; Joint Proxy Statement/Prospectus; Member Meeting Notice.

(a) None of the information supplied or to be supplied by NYMEX Holdings or any NYMEX Holdings Subsidiary for inclusion or incorporation by reference in (a) the registration statement on Form S-4 (the “Form S-4”) to be filed with the SEC by CME Group in connection with the issuance of shares of CME Group Class A Common Stock in the Merger (the “CME Group Stock Issuance”) will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date mailed to the stockholders of NYMEX Holdings and CME Group and at the time of the NYMEX Holdings Stockholders Meeting and at the time of the CME Group Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by NYMEX Holdings with respect to statements made or incorporated by reference therein based on information supplied by CME Group or Merger Sub for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

(b) The NYMEX Member Meeting Notice will comply in all material respects with the requirements of applicable Laws. The NYMEX Member Meeting Notice will not, on the date mailed to the holders of the NYMEX Class A Memberships and at the time of the NYMEX Member Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.10 Absence of Certain Changes. Since January 1, 2008, (a) NYMEX Holdings and the NYMEX Holdings Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course and in a commercially reasonable manner consistent with past practice; (b) except as required by GAAP, there has not been any change by NYMEX Holdings in its accounting principles, practices or methods and (c) there has not been any change by NYMEX Holdings in its system of internal accounting controls. Since January 1, 2008, there have not been any Changes that have resulted in or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.11 Litigation. There is no suit, audit, action, proceeding (administrative or otherwise), claim, or to the knowledge of NYMEX Holdings, review or investigation (whether at law or in equity, before or by any Governmental Entity, Self-Regulatory Organization or before any arbitrator) pending, affecting, or to the knowledge of NYMEX Holdings, threatened against NYMEX Holdings or any NYMEX Holdings Subsidiary, or their respective properties or rights, the outcome of which, individually or in the aggregate, would reasonably be expected to be material to NYMEX Holdings and its Subsidiaries, taken as a whole. There is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against NYMEX Holdings or any NYMEX Holdings Subsidiary, which, individually or in the aggregate, would reasonably be expected to result in a material detriment to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. There is no suit, proceeding, claim, action or arbitration or to the knowledge of NYMEX Holdings, review or investigation, which in each case is pending or, to the knowledge of NYMEX Holdings, threatened against NYMEX Holdings or any NYMEX Holdings Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 3.12 Compliance with Laws.

(a) Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities and Self-Regulatory Organizations necessary for the lawful conduct of their respective businesses, as presently conducted, or ownership of their respective assets and properties (the “NYMEX Holdings Permits”), except where the failure to hold such NYMEX Holdings Permits has not been or would not, individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries is, and since January 1, 2006, has been in compliance in all material respects with the terms of the NYMEX Holdings Permits.

(b) The businesses of NYMEX Holdings and each of the NYMEX Holdings Subsidiaries are, and since January 1, 2006, have been, conducted in compliance in all material respects with all Laws and the applicable rules of any Self-Regulatory Organization, except where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole. Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries is in compliance with its Constituent Documents. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, (i)

no material change is required in NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s processes, properties or procedures to comply with any Laws or rules of any Self-Regulatory Organization in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (ii) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has received any written notice or written communication of any noncompliance with any Laws or rules of any Self-Regulatory Organization and no Governmental Entity or Self-Regulatory Organization has otherwise identified any instance in which NYMEX Holdings or any NYMEX Holdings Subsidiary is or may be in violation of applicable Laws or rules of any Self-Regulatory Organization. NYMEX Holdings has made available to CME Group copies of all material correspondence between NYMEX Holdings or any NYMEX Holdings Subsidiary, on the one hand, and any Governmental Entity or Self-Regulatory Organization, on the other hand, received since January 1, 2005, the focus of which is the business and operations of NYMEX Holdings or the NYMEX Holdings Subsidiaries, including, without limitation, all reports or correspondence relating to or arising out of any inspection, audit, investigation or similar proceeding performed by or on behalf of any Governmental Entity or Self-Regulatory Organization during that period.

(c) Each of the principal executive officer of NYMEX Holdings and the principal financial officer of NYMEX Holdings (or each former principal executive officer of NYMEX Holdings and each former principal financial officer of NYMEX Holdings, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the NYMEX Holdings SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 3.12, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2005 NYMEX Holdings has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) NYMEX Holdings maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financing statements for external purposes in accordance with GAAP. NYMEX Holdings’ system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) NYMEX Holdings’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by NYMEX Holdings in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to NYMEX Holdings’ principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of NYMEX Holdings required under the Exchange Act with respect to such reports.

(f) NYMEX Holdings’ outside auditors and the audit committee of the Board of Directors of NYMEX Holdings have not been advised of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect NYMEX Holdings’ ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in NYMEX Holdings’ internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 60, as in effect on the date hereof.

(g) Since January 1, 2005, (i) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has received any material complaint, allegation, assertion or claim, whether written or, to the knowledge of NYMEX Holdings, oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of NYMEX Holdings or any NYMEX Holdings Subsidiary or any material concerns from employees of NYMEX Holdings or any NYMEX Holdings Subsidiary regarding questionable accounting or auditing matters with respect to NYMEX Holdings or any NYMEX Holdings Subsidiary and (ii) no attorney representing NYMEX Holdings or any NYMEX Holdings Subsidiary, whether or not employed by NYMEX Holdings or any NYMEX Holdings Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by NYMEX Holdings or any of its officers, directors, employees or agents to the Board of Directors of NYMEX Holdings or any committee thereof or to the General Counsel or Chief Executive Officer of NYMEX Holdings pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(h) Each of NYMEX and COMEX has been designated by the CFTC as a “contract market” and NYMEX is registered with the CFTC as a “derivatives clearing organization” under the Commodity Exchange Act. Other than NYMEX and COMEX, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is required to apply to the CFTC for designation as a contract market or to be registered with the CFTC as a derivatives clearing organization.

Section 3.13 Taxes.

(a) NYMEX Holdings and each NYMEX Holdings Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full (or NYMEX Holdings has paid on the NYMEX Holdings Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, whether or not such Taxes were asserted by the relevant Governmental Entity or Taxing Authority, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of

NYMEX Holdings and each NYMEX Holdings Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and have timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the proper Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of NYMEX Holdings, threatened against or with respect to NYMEX Holdings or any NYMEX Holdings Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between NYMEX Holdings or any NYMEX Holdings Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) No deficiency for any Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against NYMEX Holdings or any NYMEX Holdings Subsidiary (or, to the knowledge of NYMEX Holdings, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(d) There are no written tax sharing agreements, tax indemnity agreements or other similar agreements with respect to or involving NYMEX Holdings or any NYMEX Holdings Subsidiary.

(e) From and after January 1, 2004, none of NYMEX Holdings or any NYMEX Holdings Subsidiary has incurred any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is NYMEX Holdings), or has incurred any liability for the Taxes of any Person (other than NYMEX Holdings or the NYMEX Holdings Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(f) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has been required to make any material adjustment under Section 481 of the Code (or similar or analogous provision of state, local or foreign Law) for income tax purposes as a result of changes in methods of accounting or other events occurring on or before the date hereof or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date or “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (ii) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date or (v) a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(g) There are no Liens for Taxes upon any property or assets of NYMEX Holdings or any NYMEX Holdings Subsidiary, except for Permitted Liens.

(h) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(i) No written or, to the knowledge of NYMEX Holdings, oral claim, other than claims defeated or withdrawn, has ever been made by a Taxing Authority in a jurisdiction where NYMEX Holdings or any NYMEX Holdings Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with regard to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(k) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(l) NYMEX Holdings is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) There is no power of attorney given by or binding upon NYMEX Holdings or any NYMEX Holdings Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(n) NYMEX Holdings and each NYMEX Holdings Subsidiary have made (or there has been made on their behalf) all required estimated Tax payments for the current taxable year sufficient to avoid any underpayment penalties.

(o) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(p) None of NYMEX Holdings or any NYMEX Holdings Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would invalidate the rulings received from the IRS in connection with NYMEX Holdings’ demutualization transactions.

(q) NYMEX Holdings and each NYMEX Holdings Subsidiary has provided all supporting work papers for all Tax contingency items reflected on the NYMEX Holdings Financial Statements as of December 31, 2007, in accordance with the Financial Accounting Standards Board interpretation number 48.

Section 3.14 Real Property. Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary owns a fee simple interest in any real property. The NYMEX Holdings Leased Real Property described in Section 3.14 of the NYMEX Holdings Disclosure Letter constitutes all the leasehold interests in real property of NYMEX Holdings and the NYMEX Holdings Subsidiaries.

(a) With respect to any Lease comprising the NYMEX Holdings Leased Real Property:

(i) Section 3.14(a)(i) of the NYMEX Holdings Disclosure Letter lists all leases, subleases and licenses to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party. NYMEX Holdings or the applicable NYMEX Holdings Subsidiary that is party to each such Lease has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens other than Permitted Liens;

(ii) Section 3.14(a)(ii) of the NYMEX Holdings Disclosure Letter lists all agreements, other than Permitted Liens (exclusive of the Occupancy Agreement, Restrictive Covenant Agreement and Grant Distribution Agreement) to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party that contain any material provisions relating to the occupancy or use of any space demised under a Lease, or to any employment milestones at such space (the “Material Real Estate Agreements”) and NYMEX Holdings has delivered or made available to CME Group true, correct and complete copies of the Material Real Estate Agreements;

(iii) each such Lease and Material Real Estate Agreement is the legal, valid, binding and enforceable obligation of NYMEX Holdings or the applicable NYMEX Holdings Subsidiary that is a party thereto, and, to the knowledge of NYMEX Holdings, is in full force and effect and the binding obligation of the other parties thereto and will not be breached or violated solely by the consummation of the transactions contemplated by this Agreement;

(iv) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has received any written notice that it is in default under any such Lease, nor, to the knowledge of NYMEX Holdings, is NYMEX Holdings or any NYMEX Holdings Subsidiary or any other party to such Lease in default under any such Lease, and to the knowledge of NYMEX Holdings no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by NYMEX Holdings or any NYMEX Holdings Subsidiary or by any other party under such Lease;

(v) except for Permitted Liens, neither NYMEX Holdings nor the applicable NYMEX Holdings Subsidiary has assigned, subleased, transferred, conveyed or encumbered any interest in the leasehold or subleasehold created by any Lease;

(vi) there are no outstanding options or rights of any party (other than NYMEX Holdings or the applicable NYMEX Holdings Subsidiary) to terminate such Lease prior to the expiration of the term thereof, except as expressly set forth in each such Lease, and the consummation of the transactions contemplated by this Agreement in and of itself, will not give rise to any such right to terminate; and

(vii) Section 3.14(a)(vii) of the NYMEX Holdings Disclosure Letter lists all consents required to be obtained from any party to such Lease and from any party to any Material Real Estate Agreements in connection with transactions contemplated by this Agreement and to NYMEX Holdings’ knowledge, no other consents are required with respect to any such Lease or Material Real Estate Agreements in connection with transactions contemplated by this Agreement.

(b) With respect to the leasehold interest held by NYMEX Holdings at the property commonly known as One North End Avenue, New York (“One North”) and 1111 Marcus Avenue, Lake Success (“Lake Success,” and together with One North, the “Material Leased Property”):

(i) except in any such case as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, all buildings, structures, fixtures and improvements included within the Material Leased Property (the “Material Lease Improvements”) are in good repair and operating condition, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use, and to the knowledge of NYMEX Holdings, there are no facts or conditions affecting any of the Material Lease Improvements that, in the aggregate, would reasonably be expected to interfere materially and adversely with the current use, occupancy or operation thereof;

(ii) no portion of such Material Leased Property has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored in accordance with the terms of the Lease, or after the date hereof and prior to the Closing Date, is not in the process of being restored in accordance with the terms of the Lease, to its original condition (ordinary wear and tear excepted), except as would not, individually or in the aggregate, reasonably be expected to interfere with the use of any such Material Leased Property; and

(iii) NYMEX Holdings has delivered or made available to CME Group complete and accurate copies of all of the following materials relating to such Material Leased Property, to the extent such materials are in NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s possession: all Leases and licenses (including any amendments, modifications or supplements thereto); appraisals; as to Lake Success only, floor plans and drawings for any renovations; and, as to One North only, as-built construction plans.

(c) With respect to that certain Occupancy Agreement, dated as of May 18, 1995, among The City of New York, New York State Urban Development Corporation, New York City Economic Development Corporation, Battery Park City Authority and New York Mercantile Exchange, including its wholly owned subsidiary, Commodity Exchange, Inc. (the “Occupancy Agreement”):

(i) NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, any Occupancy Requirement (as defined in the Occupancy Agreement); and

(ii) NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, the Minimum Requirement (as defined in the Occupancy Agreement).

(d) With respect to that certain Restrictive Covenant Agreement, dated as of May 18, 1995, among WFC Tower A Company, Olympia & York Tower B Company, American Express Company, Merrill Lynch/WFC/L, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and New York Mercantile Exchange, NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, any provision contained therein.

(e) With respect to that certain Grant Disbursement Agreement approved as of June 26, 2002, by New York State Urban Development d/b/a Empire State Development Corporation and The New York Mercantile Exchange, Inc., NYMEX Holdings has not violated and is not in violation of, nor will the consummation of the transactions contemplated by this Agreement give rise to a violation of, the requirements to maintain the Minimum Employment Number (as defined therein).

Section 3.15 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.15(a) of the NYMEX Holdings Disclosure Letter contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement other than a multiemployer plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) (collectively, the “NYMEX Holdings Benefit Plans”) currently maintained or contributed to or required to be contributed to by (i) NYMEX Holdings, (ii) any NYMEX Holdings Subsidiary or (iii) any NYMEX Holdings ERISA Affiliate, for the benefit of any current or former employee, director or member of NYMEX Holdings or any NYMEX Holdings Subsidiary, except that individual equity grant agreements are not listed on Section 3.15(a) of the NYMEX Holdings Disclosure Letter but for all purposes are included in the definition of NYMEX Holdings Benefit Plans.

(b) With respect to each of the NYMEX Holdings Benefit Plans, NYMEX Holdings has made available to CME Group complete copies of each of the following documents: (i) the NYMEX Holdings Benefit Plan (including all amendments thereto); (ii) the annual report and actuarial report, if required under ERISA or the Code, for the last three plan years ending prior to the date hereof; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the NYMEX Holdings Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof; (v) all contracts with respect to which NYMEX Holdings, any NYMEX Holdings Subsidiary or any NYMEX Holdings ERISA Affiliate may have any liability, including insurance contracts and record keeping agreements; and (vi) the most recent determination letter received from the IRS with respect to each NYMEX Holdings Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(c) No liability under Title IV of ERISA has been incurred by NYMEX Holdings or any NYMEX Holdings ERISA Affiliate that has not been satisfied in full when due, and no condition exists that presents a material risk to NYMEX Holdings or any NYMEX Holdings ERISA Affiliate of incurring a liability under Title IV of ERISA. To the extent this representation applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to NYMEX Holdings Benefit Plans but also with respect to any employee NYMEX Holdings Benefit Plan, program, agreement or arrangement subject to Title IV of ERISA to which NYMEX Holdings or any NYMEX Holdings ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the Closing. No NYMEX Holdings Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of such NYMEX Holdings Benefit Plan ended prior to the date hereof, and all contributions required to be made with respect thereto (whether pursuant to the terms of any such NYMEX Holdings Benefit Plan or otherwise) on or prior to the date hereof have been timely made. Any cessation of benefit accruals under a NYMEX Holdings Benefit Plan was effected in accordance with any applicable requirements of ERISA and the Code, including (to the extent applicable) Section 204(h) of ERISA. Neither NYMEX Holdings nor any NYMEX Holdings ERISA Affiliate has incurred any liability pursuant to a Multiemployer Plan that has not been satisfied in full or currently contributes or has any obligation to contribute, contingent or otherwise, to a Multiemployer Plan.

(d) Each NYMEX Holdings Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of NYMEX Holdings, no event has occurred that could reasonably be expected to result in disqualification of such NYMEX Holdings Benefit Plan.

(e) Each of the NYMEX Holdings Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

(f) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of NYMEX Holdings or any NYMEX Holdings Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such current or former employee or director or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(g) There are no pending or, to the knowledge of NYMEX Holdings, threatened claims by or on behalf of any of the NYMEX Holdings Benefit Plans, by any employee or beneficiary covered under any NYMEX Holdings Benefit Plan or otherwise involving any NYMEX Holdings Benefit Plan (other than routine claims for benefits).

(h) Neither NYMEX Holdings, any NYMEX Holdings Subsidiary, any NYMEX Holdings ERISA Affiliate, any NYMEX Holdings Benefit Plan, any trust created thereunder, nor, to the knowledge of NYMEX Holdings, any trustee or administrator thereof has engaged in a transaction that could reasonably be expected to give rise to a civil liability under either Section 409 of ERISA or Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(i) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional NYMEX Holdings Benefit Plan or modify or change any existing NYMEX Holdings Benefit Plan that would affect any employee or terminated employee of NYMEX Holdings or any NYMEX Holdings Subsidiary.

(j) Section 3.15(j) of the NYMEX Holdings Disclosure Letter contains a report that sets forth NYMEX Holdings’ good faith estimate, as of the date of such report, of the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to the “disqualified individuals” (as such term is defined in Section 280G of the Code) of NYMEX Holdings under all NYMEX Holdings Benefit Plans (or the amount by which any of their benefits may be accelerated or increased) as a result of (i) the execution of this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) the termination or constructive termination of the employment of such disqualified individuals following one of the events set forth in clauses (i) and (ii) above. Neither one of the events set forth in clauses (i) and (ii) above will, either alone or in combination with any other event, result in payments under any of the NYMEX Holdings Benefit Plans which would not be deductible under Section 280G of the Code or limit, in any way, CME Group’s ability to amend or terminate any NYMEX Holdings Benefit Plan.

(k) No “leased employees,” as that term is defined in Section 414(n) of the Code, perform services for NYMEX Holdings, any NYMEX Holdings Subsidiary or any ERISA Affiliate. Neither NYMEX Holdings, any NYMEX Holdings Subsidiary or any ERISA Affiliate has used the services of workers provided by third party contract labor suppliers, temporary employees, such “leased employees,” or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any NYMEX Holdings Benefit Plan or the imposition of penalties or excise taxes with respect to any NYMEX Holdings Benefit Plan by the IRS, the Department of Labor or any other Governmental Entity.

(l) Neither NYMEX Holdings, any NYMEX Holdings Subsidiary nor any NYMEX Holdings ERISA Affiliate is a party to any agreement or understanding, whether written or unwritten, with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation.

(m) No representations or communications, oral or written, with respect to the participation, eligibility for benefits, vesting, benefit accrual or coverage under any NYMEX Holdings Benefit Plan have been made to employees, directors or agents (or any of their representatives or beneficiaries) of NYMEX Holdings, any NYMEX Holdings Subsidiary or any NYMEX Holdings ERISA Affiliate that are not in accordance with the terms and conditions of NYMEX Holdings Benefit Plans. Each NYMEX Holdings Benefit Plan can be terminated at any time without giving rise to any cost in excess of the amount required to fund any benefits accrued but not yet funded under the NYMEX Holdings Benefit Plan as of the date of termination and routine administrative expenses necessary to document the termination.

(n) No NYMEX Holdings Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of NYMEX Holdings or any NYMEX Holdings Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of NYMEX Holdings or a NYMEX Holdings Subsidiary or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(o) With respect to each NYMEX Holdings Benefit Plan, the provisions of Section 4980B(f) of the Code, Section 601 et seq. of ERISA, and any similar local law have been complied with in all material respects.

(p) Each stock option or stock appreciation right issued with respect to NYMEX Holdings Common Stock was granted with a per-share exercise or base price, as the case may be, not less than the fair market value of a share of NYMEX Holdings Common Stock on the date of grant.

(q) With respect to each NYMEX Holdings Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of NYMEX Holdings or any NYMEX Holdings Subsidiary residing outside of the U.S. (a “Foreign NYMEX Holdings Benefit Plan”): (i) all employer and employee contributions to each Foreign NYMEX Holdings Benefit Plan required by law or by the terms of such Foreign NYMEX Holdings Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign NYMEX Holdings Benefit Plan, the liability of each insurer for any Foreign NYMEX Holdings Benefit Plan funded through insurance or the book reserve established for any Foreign NYMEX Holdings Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign NYMEX

Holdings Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign NYMEX Holdings Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 3.16 Employees; Labor Matters.

(a) Neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is party to, bound by, or in the process of negotiating a collective bargaining agreement or similar labor-related agreement or understanding.

(b) None of the employees of NYMEX Holdings or any NYMEX Holdings Subsidiary is represented by a labor union or other labor organization and (i) to the knowledge of NYMEX Holdings, there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of NYMEX Holdings or any NYMEX Holdings Subsidiary, (ii) no demand for recognition of any employees of NYMEX Holdings or any NYMEX Holdings Subsidiary has been made to NYMEX Holdings or any NYMEX Holdings Subsidiary by or on behalf of any labor union or labor organization in the past three (3) years and (iii) to the knowledge of NYMEX Holdings, no petition has been filed, nor has any proceeding been instituted by any employee of NYMEX Holdings or any NYMEX Holdings Subsidiary or group of employees of NYMEX Holdings or any NYMEX Holdings Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining representative in the past three (3) years.

(c) There is no pending or, to the knowledge of NYMEX Holdings, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of NYMEX Holdings or any NYMEX Holdings Subsidiary, and there has been no such action or event in the past five (5) years and (ii) arbitration, or material grievance against NYMEX Holdings or any NYMEX Holdings Subsidiary involving current or former employees, applicants for employment or representatives of employees of NYMEX Holdings or any NYMEX Holdings Subsidiary.

(d) NYMEX Holdings and the NYMEX Holdings Subsidiaries are in compliance with all (i) federal and state laws and requirements respecting employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, layoffs, health and safety, wages, hours and benefits, including, but not limited to, classification of employees and independent contractors and classification of employees for overtime eligibility, non-discrimination in employment, workers’ compensation and the collection and payment of withholding and/or payroll taxes and similar taxes and (ii) obligations of NYMEX Holdings or any of the NYMEX Holdings Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding, except, in each case, where the failure to so comply has not been or would not individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole.

(e) There is no charge, complaint or investigation, pending or, to the knowledge of NYMEX Holdings, threatened before any Governmental Entity alleging unlawful discrimination in employment practices, unfair labor practices, wage and hour violations or any other unlawful employment practices by NYMEX Holdings or any of the NYMEX Holdings Subsidiaries.

(f) No executive officer or other key employee of NYMEX Holdings or any NYMEX Holdings Subsidiary is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present or proposed business activities of NYMEX Holdings or any NYMEX Holdings Subsidiary, except agreements between NYMEX Holdings or one of the NYMEX Holdings Subsidiaries and its present and former officers or employees. No executive officer or other key employee of NYMEX Holdings or any NYMEX Holdings Subsidiary has indicated his or her intent to resign from his or her employment with NYMEX Holdings or any NYMEX Holdings Subsidiary.

(g) During the preceding three (3) years, (i) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has effectuated a “plant closing” (as defined in the federal Worker Adjustment and Retraining Notification Act (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with NYMEX Holdings or any NYMEX Holdings Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. No employee of NYMEX Holdings or any of the NYMEX Holdings Subsidiaries has experienced an “employment loss,” as defined by the WARN Act or any similar applicable state, local or foreign law, requiring notice to employees in the event of a closing or layoff, within the past ninety (90) days.

Section 3.17 Intellectual Property.

(a) Section 3.17(a) of the NYMEX Holdings Disclosure Letter sets forth, for all Intellectual Property used in the conduct of the business of NYMEX Holdings as currently conducted, a complete and accurate list of all U.S. and foreign (i) Patents (including those granted to, or applied for or owned by, NYMEX Holdings or any NYMEX Holdings Subsidiary), (ii) registered Trademarks (including material Internet domain name registrations) and material unregistered Trademarks, (iii) registered Copyrights and (iv) material Software, in each case which are (A) solely and exclusively owned by NYMEX Holdings or any NYMEX Holdings Subsidiary (the “NYMEX Holdings Solely-Owned Intellectual Property”) or (B) jointly-owned by (1) NYMEX Holdings or any NYMEX Holdings Subsidiary and (2) any other Person (collectively with the NYMEX Holdings Solely-Owned Intellectual Property, the “NYMEX Holdings Owned Intellectual Property”). Such list includes, where applicable, the record owner, jurisdiction and registration and/or application number, and date issued (or filed) for each of the foregoing.

(b) Section 3.17(b) of the NYMEX Holdings Disclosure Letter sets forth a complete and accurate list of all material written agreements granting or obtaining any right to use or practice any rights under any Intellectual Property to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or otherwise bound (collectively, the “NYMEX Holdings License

Agreements”). To the knowledge of NYMEX Holdings, there are no material verbal agreements granting or obtaining any right to use or practice any rights under any Intellectual Property to which NYMEX Holdings or any NYMEX Holdings Subsidiary is a party or otherwise bound. To the knowledge of NYMEX Holdings, the NYMEX Holdings License Agreements are valid and enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by, any party under such NYMEX Holdings License Agreement. As of the date of this Agreement, no royalties, honoraria (other than inventor’s fees or similar payments) or other fees (other than fees related to filing, maintenance, and/or registration) (i) in excess of twenty-five thousand dollars ($25,000) annually or in the aggregate with respect to any individual third Person or (ii) in excess of one hundred thousand dollars ($100,000) annually or in the aggregate with respect to all third Persons are in either case payable to such third Persons for NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s use of or right to use any NYMEX Holdings Owned Intellectual Property except pursuant to the NYMEX Holdings License Agreements.

(c) NYMEX Holdings or a NYMEX Holdings Subsidiary is the sole and exclusive owner of all NYMEX Holdings Solely-Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), and has a valid right to use in the business as currently conducted, all of the NYMEX Holdings Owned Intellectual Property. The NYMEX Holdings Owned Intellectual Property is subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(d) There are no pending, or to the knowledge of NYMEX Holdings, threatened, claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of NYMEX Holdings and the NYMEX Holdings Subsidiaries infringe upon, violate or constitute the unauthorized use of any third Person-owned Intellectual Property, or challenging NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s ownership or use, or the validity, enforceability or registrability, of any NYMEX Holdings Owned Intellectual Property.

(e) The conduct of the business of NYMEX Holdings and the NYMEX Holdings Subsidiaries by NYMEX Holdings and the NYMEX Holdings Subsidiaries as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property of any other Person.

(f) To the knowledge of NYMEX Holdings, no third Person is misappropriating, infringing, diluting or violating any NYMEX Holdings Owned Intellectual Property or Intellectual Property used by NYMEX Holdings or any NYMEX Holdings Subsidiary, except misappropriations, infringements, dilutions or violations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, and no claims, suits, arbitrations or other adversarial claims based thereon have been brought or threatened against any third Person by NYMEX Holdings or any NYMEX Holdings Subsidiary.

(g) NYMEX Holdings and the NYMEX Holdings Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets, including requiring their employees and other parties having access thereto to execute written nondisclosure agreements. To the knowledge of NYMEX Holdings, none of its or any of the NYMEX Holdings Subsidiaries’ Trade Secrets has been disclosed or authorized to be disclosed to any third Person other than pursuant to a nondisclosure agreement. To the knowledge of NYMEX Holdings, no third Person to any nondisclosure agreement with NYMEX Holdings or any NYMEX Holdings Subsidiary is in breach, violation or default thereof.

(h) With respect to any Software that is NYMEX Holdings Owned Intellectual Property, such Software was either developed (i) by employees of NYMEX Holdings or any NYMEX Holdings Subsidiary within the scope of their employment or (ii) by independent contractors who have assigned their rights in such Software to NYMEX Holdings or any NYMEX Holdings Subsidiary pursuant to written agreements.

(i) Section 3.17(i) of the NYMEX Holdings Disclosure Letter sets forth a complete and accurate list of (i) all Open Source Software used by NYMEX Holdings or any NYMEX Holdings Subsidiary and (ii) what NYMEX Holdings License Agreement (including the version thereof) governs NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s use of such Open Source Software. No Open Source Software (i) has been modified by NYMEX Holdings or any NYMEX Holdings Subsidiary, (ii) has been embedded in or otherwise combined by NYMEX Holdings or any NYMEX Holdings Subsidiary with any other Software, (iii) has been distributed by NYMEX Holdings or any NYMEX Holdings Subsidiary to any third Person or (iv) is material, individually or in the aggregate with any other Software with which it is used, to the conduct of the business of NYMEX Holdings or any NYMEX Holdings Subsidiary, and neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has contributed any Intellectual Property to any Open Source Software.

(j) To the knowledge of NYMEX Holdings, no current or former partner, director, officer or employee of NYMEX Holdings or any NYMEX Holdings Subsidiary (or any predecessors in interest of the foregoing) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the NYMEX Holdings Owned Intellectual Property (other than to the extent any such Person owned or retained such rights prior thereto).

(k) Each of NYMEX Holdings and the NYMEX Holdings Subsidiaries has established and maintained a commercially reasonable privacy policy and has been in compliance with such policy and all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection, export and the collection and use of personal information and user information gathered or accessed in the course of the operations of its business, except, in each case, where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole.

(l) For purposes of this Agreement, “Intellectual Property” means (i) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, “Trademarks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (including any registrations and applications for any of the foregoing) (collectively, “Copyrights”); (iv) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code), databases and compilations (including any and all data and collections of data) and all documentation (including user manuals and training materials) relating to any of the foregoing (collectively, “Software”); and (v) trade secrets (as defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), including any non public and confidential technology, information, know-how, proprietary processes, formulae, algorithms, models or methodologies constituting trade secrets (collectively, “Trade Secrets”).

Section 3.18 Contracts.

(a) Except as filed as an exhibit to a NYMEX Holdings SEC Document prior to the date of this Agreement, and except for NYMEX Holdings Benefit Plans, as of the date of this Agreement, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary is a party to or bound by, nor are any of their respective assets, businesses or operations bound by or receive benefits under:

(i) any agreement relating to Indebtedness (other than agreements among direct or indirect wholly owned NYMEX Holdings Subsidiaries) in excess of $250,000;

(ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture material to NYMEX Holdings or any of the NYMEX Holdings Subsidiaries;

(iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any material agreement (other than an agreement with respect to compensation or similar arrangements not involving a director of NYMEX Holdings or one of the officers of NYMEX Holdings for purposes of Section 16 of the Exchange Act and any agreement entered into in a commercially reasonable manner consistent with past practice) with (A) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of NYMEX Holdings or any NYMEX Holdings Subsidiary, (B) any Person 5% or more of the outstanding voting securities of which are directly or indirectly owned, controlled or held with power to vote by NYMEX Holdings or any NYMEX Holdings Subsidiary or (C) any current or former director or officer of NYMEX Holdings or any NYMEX Holdings Subsidiary;

(v) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which NYMEX Holdings or any NYMEX Holdings Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business including any covenant not to compete or could require the disposition of any material assets or line of business of NYMEX Holdings or any NYMEX Holdings Subsidiary;

(vi) any agreement under which (A) any Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary) has directly or indirectly guaranteed any liabilities or obligations of NYMEX Holdings or any NYMEX Holdings Subsidiary or (B) NYMEX Holdings or any NYMEX Holdings Subsidiary has directly or indirectly guaranteed liabilities or obligations of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary) (in each case other than endorsements for the purpose of collection in a commercially reasonable manner consistent with industry practice), unless such guarantor obligation is less than $250,000;

(vii) any other agreement or amendment thereto that would be required to be filed as an exhibit to any NYMEX Holdings SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S–K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the NYMEX Holdings SEC Documents filed prior to the date of this Agreement;

(viii) any agreement that involves expenditures or receipts of NYMEX Holdings or any NYMEX Holdings Subsidiary in excess of $500,000 per year or $1,000,000 in the aggregate not entered into in the ordinary course of business consistent with past practice that cannot be terminated without penalty (other than a de minimis penalty) upon sixty (60) days’ prior written notice; or

(ix) any agreement the termination or breach of which or the failure to obtain consent in respect of would reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(b) The agreements, commitments, arrangements and plans, whether written or oral, listed or required to be listed in Section 3.18(a) of the NYMEX Holdings Disclosure Letter are referred to herein as the “NYMEX Holdings Contracts.” In addition, for purposes of this Section 3.18(b), “NYMEX Holdings Contracts” includes any agreements, commitments, arrangements and plans, whether written or oral, to which NYMEX Holdings or any NYMEX Holdings Subsidiary becomes a party to or bound by or to which any of their respective assets, businesses or operations become bound to or receive benefits entered into after the date hereof that if in existence on the date hereof would be required to be listed on Section 3.18(a) of the NYMEX Holdings Disclosure Letter. Each NYMEX Holdings Contract is a valid and binding agreement of NYMEX Holdings or a NYMEX Holdings Subsidiary, as the case may be, and is in full force and effect, and none of NYMEX Holdings, any NYMEX Holdings Subsidiary or, to the knowledge of NYMEX Holdings, any other party thereto is in default or breach in any material respect under the terms of any such NYMEX Holdings Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by NYMEX Holdings or any NYMEX Holdings Subsidiary or, to the knowledge of NYMEX Holdings, any other party under such NYMEX Holdings Contract. Since January 1, 2007, neither NYMEX Holdings nor any NYMEX Holdings Subsidiary has released or waived any material right under any such NYMEX Holdings Contract. True, correct and complete copies of (i) each such NYMEX Holdings Contract (including all modifications and amendments thereto and waivers thereunder)

and (ii) all form contracts, agreements or instruments used in and material to the business of NYMEX Holdings and the NYMEX Holdings Subsidiaries have been delivered or made available to CME Group.

Section 3.19 Environmental Laws and Regulations.

(a) Except for matters that have been fully resolved, NYMEX Holdings and each NYMEX Holdings Subsidiary have complied and are in compliance with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits except, in either case, where the failure to so comply has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(b) Except for matters that have been fully resolved, no notice of violation, notification of liability, demand, request for information, citation, summons or order relating to or arising out of any Environmental Law has been received by NYMEX Holdings or any NYMEX Holdings Subsidiary. No complaint has been filed, no penalty or fine has been assessed or, to the knowledge of NYMEX Holdings, is threatened and no action, claim, suit or proceeding is pending or, to the knowledge of NYMEX Holdings, threatened by any Person involving NYMEX Holdings or any NYMEX Holdings Subsidiary, relating to or arising out of any Environmental Law except, in either case, that has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(c) No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of NYMEX Holdings, formerly owned, leased or operated by NYMEX Holdings or any NYMEX Holdings Subsidiary that, in each case, has resulted in or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(d) There are no current or, to the knowledge of NYMEX Holdings, historic circumstances, actions, activities or incidents that could reasonably be expected to result in any liability or obligation against NYMEX Holdings or any NYMEX Holdings Subsidiary relating to (i) the environmental conditions at, on, above, under, or about any properties or assets currently or formerly owned, leased, operated or used by NYMEX Holdings or any NYMEX Holdings Subsidiary or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal, Release or threatened Release of Hazardous Substances at any location regardless of whether such location was or is owned or operated by NYMEX Holdings or any NYMEX Holdings Subsidiary except, in either case, for such circumstances, actions, activities or incidents that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

(e) NYMEX Holdings has made available to CME Group all material environmental site assessments, reports, investigations and studies in the possession, custody or control of NYMEX Holdings or any NYMEX Holdings Subsidiary relating to properties or assets currently or formerly owned, leased, operated or used by NYMEX Holdings or any NYMEX Holdings Subsidiary or otherwise relating to NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s compliance with Environmental Laws.

(f) Section 3.7 (SEC Reports; NYMEX Holdings Financial Statements), Section 3.8 (Absence of Undisclosed Liabilities), Section 3.13 (Taxes), Section 3.14 (Real Property), Section 3.15 (Employee Benefit Plans and Related Matters; ERISA), Section 3.16 (Employees; Labor Matters), this Section 3.19 and Section 3.20 (Insurance Coverage) represent the sole and exclusive representations and warranties regarding environmental, health and safety matters.

Section 3.20 Insurance Coverage. NYMEX Holdings and the NYMEX Holdings Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which NYMEX Holdings and the NYMEX Holdings Subsidiaries operate. Copies of all material insurance policies currently maintained by NYMEX Holdings and the NYMEX Holdings Subsidiaries have been delivered or made available to CME Group. Except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings, all such insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, this Agreement or the consummation of any of the transactions contemplated hereby.

Section 3.21 Foreign Corrupt Practices and International Trade Sanctions. Neither NYMEX Holdings, nor any NYMEX Holdings Subsidiary, nor any of their respective directors, officers, agents, employees or any other Persons acting on their behalf has, in connection with the operation of their respective businesses, (a) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable foreign, federal or state Law, (b) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (c) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign Laws, in each case, except as has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on NYMEX Holdings.

Section 3.22 Opinion of Financial Advisors. NYMEX Holdings has received the opinion of each of JP Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “NYMEX Holdings Financial Advisors”), dated as of March 16, 2008, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of NYMEX Holdings Common Securities.

Section 3.23 Brokers. No Person other than the NYMEX Holdings Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of NYMEX Holdings or any NYMEX Holdings Subsidiary. NYMEX Holdings has delivered or made available to CME Group a true, correct and complete copy of each agreement between NYMEX Holdings or any NYMEX Holdings Subsidiary and the NYMEX Holdings Financial Advisors relating to the Merger and the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CME GROUP AND MERGER SUB

Except as otherwise disclosed or identified in the CME Group SEC Documents filed prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such CME Group SEC Documents to the extent that they are predictive or forward-looking in nature) in a letter (the “CME Group Disclosure Letter”) delivered to NYMEX Holdings by CME Group prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article IV to which the information in such letter relates), CME Group and Merger Sub jointly and severally represent and warrant to NYMEX Holdings and NYMEX as follows:

Section 4.1 Organization. Each of CME Group and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Merger Sub was formed solely for the purpose of engaging in the transactions described herein, has engaged in no other business activities and has conducted its operations only as contemplated hereby. CME Group has delivered or made available to NYMEX Holdings true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.2 Subsidiaries.

(a) Section 4.2(a) of the CME Group Disclosure Letter sets forth (i) each Subsidiary of CME Group (individually, a “CME Group Subsidiary” and collectively, the “CME Group Subsidiaries”), (ii) each CME Group Subsidiary’s jurisdiction of incorporation or organization and (iii) the location of each CME Group Subsidiary’s principal executive offices. Each CME Group Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to own, lease and operate its properties and assets and to carry on its business as now being conducted. CME Group has delivered or made available to NYMEX Holdings true, correct and complete copies of the Constituent Documents of each CME Group Subsidiary, as amended and in effect on the date of this Agreement.

(b) CME Group is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each CME Group Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by CME Group have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the CME Group Subsidiaries, CME Group does not own, directly or indirectly, any Securities or other ownership interests in any entity.

Section 4.3 Capitalization.

(a) As of the date of this Agreement, the authorized Securities of CME Group consists of (i) 1,000,000,000 shares of CME Group Class A Common Stock, (ii) 3,138 shares of Class B Common Stock, par value $0.01 per share (the “CME Group Class B Common Stock” and, together with the CME Group Class A Common Stock, the “CME Group Common Stock”) of which 625 shares have been designated as Class B-1 Common Stock, 813 shares have been designated as Class B-2 Common Stock, 1,287 shares have been designated as Class B-3 Common Stock and 413 shares have been designated as Class B-4 Common Stock, and (iii) 10,000,000 shares of Preferred Stock, par value $ 0.01 per share (the “CME Group Preferred Stock”), of which 140,000 shares have been designated as Series A Junior Participating Preferred Stock.

(b) At the close of business on March 12, 2008: (i) 54,507,690 shares of CME Group Class A Common Stock were issued and outstanding, (ii) 3,138 shares of CME Group Class B Common Stock were issued and outstanding as follows: (1) 625 shares of Class B-1 Common Stock were issued and outstanding, (2) 813 shares of Class B-2 Common Stock were issued and outstanding, (3) 1,287 shares of Class B-3 Common Stock were issued and outstanding and (4) 413 shares of Class B-4 Common Stock were issued and outstanding; (iii) no shares of CME Group Preferred Stock were issued and outstanding and (iv) 4,536,975 shares of CME Group Class A Common Stock were reserved for issuance pursuant to CME Group’s equity or equity-based compensation plans (the “CME Group Stock Plans”). Except as set forth above, as of March 12, 2008, no Securities of CME Group were issued, reserved for issuance or outstanding. All issued and outstanding shares of CME Group Common Stock and CME Group Preferred Stock have been, and all shares of CME Group Common Stock that may be issued pursuant to the exercise of outstanding options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(c) As of the date of this Agreement, the authorized Securities of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”). Except as set forth above, as of the date of this Agreement, no Securities of Merger Sub were issued, reserved for issuance or outstanding. All issued and outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities or Membership Interests of CME Group or any CME Group Subsidiary. Neither CME Group nor any CME Group Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the holders of any class of Securities or Membership Interests of CME Group or any CME Group Subsidiary on any matter submitted to such holders of Securities or Membership Interests. As of the date of this Agreement, there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which CME Group or any CME Group Subsidiary is a party or by which any of them is bound (i) obligating CME Group or any CME Group Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities or Membership Interests of CME Group or any CME Group Subsidiary, or any security convertible or exercisable for or exchangeable into any Securities or Membership Interests of CME Group or any CME Group Subsidiary, (ii) obligating CME Group or any CME Group Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of CME Group or any CME Group Subsidiary. As of the date of this Agreement, there are no outstanding contractual obligations of CME Group or any CME Group Subsidiary to repurchase, redeem or otherwise acquire any Securities or Membership Interests of CME Group or any CME Group Subsidiary. There are no proxies, voting trusts or other agreements or understandings to which CME Group is a party or is bound with respect to the voting of the Securities or Membership Interests of CME Group.

(e) All shares of CME Group Class A Common Stock to be issued in connection with the Merger will be, when issued in accordance with the terms of this Agreement, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive or similar rights.

Section 4.4 Authorization; Board Approval; Voting Requirements.

(a) Each of CME Group and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the CME Group Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions and, subject to receipt of the CME Group Stockholder Approval and adoption of this Agreement by CME Group as the sole stockholder of Merger Sub (which will be effected by CME Group prior to the Effective Time), no other corporate proceedings on the part of either CME Group or Merger Sub are necessary for CME Group and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of CME Group and Merger Sub and, assuming due authorization, execution and delivery by NYMEX Holdings and NYMEX, is a legal, valid and binding obligation of each of CME Group and Merger Sub, enforceable against each of CME Group and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of CME Group, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of CME Group and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) determining that the CME Group Charter Amendment and the CME Group Stock Issuance is advisable and (iv) recommending that CME Group’s stockholders grant the CME Group Stockholder Approval.

(c) Merger Sub has taken all necessary corporate action to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(d) The affirmative vote of the holders of a majority of the outstanding shares of CME Group Common Stock at the CME Group Stockholders Meeting or any adjournment or postponement thereof to approve the CME Group Charter Amendment and the CME Group Stock Issuance (the “CME Group Stockholder Approval”) is the only vote of the holders of any class or series of Securities or Membership Interests of CME Group necessary to approve the transactions contemplated hereby. The adoption of this Agreement by CME Group as the sole stockholder of Merger Sub is the only vote of the holders of any class or series of Securities of Merger Sub necessary to approve the transactions contemplated hereby.

Section 4.5 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by each of CME Group and Merger Sub does not and the consummation by each of CME Group and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the CME Group or Merger Sub Constituent Documents; (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.5(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation of or default or loss of a benefit under or require any consent under, or permit the acceleration or termination of any obligation under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license to which CME Group or Merger Sub is a party; (iv) result in the creation or imposition of any Lien upon any properties or assets of CME Group or any CME Group Subsidiary; or (v) cause the suspension or revocation of any CME Group Permit, except, in the case of clauses (ii), (iii), (iv) and (v), as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

(b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity or Self-Regulatory Organization is required to be made or obtained by CME Group or any CME Group Subsidiary in connection with the execution or delivery of this Agreement by each of CME Group and Merger Sub or the consummation by each of CME Group and Merger Sub of the transactions contemplated hereby, except for: (i) compliance by CME Group with the HSR Act and the Foreign Competition Laws; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iii) the filings with the SEC of (A) the Joint Proxy Statement/Prospectus in accordance with Regulation 14A promulgated under the Exchange Act, (B) the Form S-4 and (C) such reports under and such other compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) any clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by the CFTC under the Commodity Exchange Act and (v) any such clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain has not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

Section 4.6 SEC Reports; CME Group Financial Statements.

(a) CME Group has filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished with or by it to the SEC since January 1, 2005 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “CME Group SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the CME Group SEC Documents, complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act applicable to such CME Group SEC Documents, and did not, and any CME Group SEC Documents filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the CME Group Subsidiaries is required to make any filings with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(b) The CME Group Financial Statements, which have been derived from the accounting books and records of CME Group and the CME Group Subsidiaries, comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented, except as otherwise noted therein subject, in the case of interim unaudited CME Group Financial Statements, only to normal, recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material to CME Group and the CME Group Subsidiaries, taken as a whole. The consolidated balance sheets (including the related notes) included in the CME Group Financial Statements present fairly in all material respects the financial position of CME Group and the CME Group Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such CME Group Financial Statements present fairly in all material respects the results of operations, stockholders’ equity and cash flows of CME Group and the CME Group Subsidiaries for the respective periods indicated.

(c) There are no amendments or modifications, which are or, to the knowledge of CME Group, will be required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by CME Group with the SEC pursuant to the Exchange Act or (ii) the CME Group SEC Documents. CME Group has timely responded to all comment letters of the staff of the SEC relating to the CME Group SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. CME Group has delivered or made available to NYMEX Holdings true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2005. None of the CME Group SEC Documents is, to the knowledge of CME Group, the subject of ongoing SEC review.

(d) The audit committee of the Board of Directors of CME Group has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and has made available to NYMEX Holdings true, complete and correct copies of such procedures. To CME Group’s knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 4.7 Absence of Undisclosed Liabilities. CME Group and the CME Group Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise and whether or not required to be disclosed or reflected on or reserved against in the consolidated balance sheet of CME Group and the CME Group Subsidiaries included in CME Group’s Annual Report on Form 10-K for the period ended December 31, 2007 filed with the SEC, except for (a) liabilities reflected on or reserved against in CME Group’s consolidated financial statements, (b) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2007, (c) liabilities incurred in connection with the transactions contemplated hereby as expressly provided in this Agreement and (d) liabilities and obligations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

Section 4.8 Form S-4; Joint Proxy Statement/Prospectus. None of the information supplied or to be supplied by CME Group for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC or at any time it is supplemented or amended or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement/Prospectus will, on the date mailed to the stockholders of CME Group and NYMEX Holdings and at the time of the CME Group Stockholders Meeting and at the time of the NYMEX Holdings Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by CME Group with respect to statements made or incorporated by reference therein based on information supplied by NYMEX Holdings or any NYMEX Holdings Subsidiary for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

Section 4.9 Absence of Certain Changes. Since January 1, 2008, (a) CME Group and the CME Group Subsidiaries have in all material respects conducted their respective businesses only in the ordinary course and in a commercially reasonable manner consistent with past practice, (b) except as required by GAAP, there has not been any change by CME Group in its accounting principles, practices or methods and (c) there has not been any change by CME Group in its system of internal accounting controls. Since January 1, 2008, there have not been any Changes that have resulted in or would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group.

Section 4.10 Litigation. There is no suit, audit, action, proceeding (administrative or otherwise), claim, or to the knowledge of CME Group, review or investigation (whether at law or in equity, before or by any Governmental Entity, Self-Regulatory Organization or before any arbitrator) pending, affecting, or to the knowledge of CME Group, threatened against CME Group or any CME Group Subsidiary, or their respective properties or rights, the outcome of which, individually or in the aggregate, would reasonably be expected to result in a material detriment to CME Group and the CME Group Subsidiaries, taken as a whole. There is no Order of any Governmental Entity, Self-Regulatory Organization or arbitrator outstanding against CME Group or any CME Group Subsidiary, which, individually or in the aggregate, would reasonably be expected to be material to CME Group and its Subsidiaries, taken as a whole. There is no suit, proceeding, claim, action, or arbitration or to the knowledge of CME Group, review or investigation, which in each case is pending or, to the knowledge of CME Group, threatened against CME Group or any CME Group Subsidiary, which seeks to, or could reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated hereby or which seeks damages in connection therewith, and no injunction of any type has been entered or issued.

Section 4.11 Compliance with Laws.

(a) Each of CME Group and the CME Group Subsidiaries hold all permits, licenses, authorizations, consents, variances, exemptions, Orders and approvals of all Governmental Entities and Self-Regulatory Organizations necessary for the lawful conduct of their respective businesses as presently conducted or ownership of their respective assets and properties (the “CME Group Permits”), except where the failure to hold such CME Group Permits has not been or would not, individually or in the aggregate, reasonably be expected to be material to CME Group and the CME Group Subsidiaries, taken as a whole. Each of CME Group and the CME Group Subsidiaries is, and since January 1, 2006, has been in compliance in all material respects with the terms of the CME Group Permits.

(b) The businesses of CME Group and each of the CME Group Subsidiaries are, and since January 1, 2006, have been conducted in compliance with all Laws and Orders and the applicable rules of any Self-Regulatory Organization, except where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to CME Group and the CME Group Subsidiaries, taken as a whole. Each of CME Group and the CME Group Subsidiaries is in compliance with its Constituent Documents. Except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on CME Group, (i) no material change is required in CME Group’s or any CME Group Subsidiary’s processes, properties or procedures to comply with any Laws or rules of any Self-Regulatory Organization in effect on the date hereof or enacted as of the date hereof and scheduled to be effective after the date hereof and (ii) neither CME Group nor any CME Group Subsidiary has received any written notice or written communication of any noncompliance with any Laws and no Governmental Entity or Self-Regulatory Organization has otherwise identified any instance in which CME Group or any CME Group Subsidiary is or may be in violation of applicable Laws or rules of any Self-Regulatory Organization. CME Group has made available to NYMEX Holdings copies of all material correspondence between CME Group or any of CME Group Subsidiaries, on the one hand, and any Governmental Entity or Self-Regulatory Organization, on the other hand, received since January 1, 2005, including, without limitation, all reports or correspondence relating to or arising out of any inspection, audit, investigation or similar proceeding performed by or on behalf of any Governmental Entity or Self-Regulatory Organization during that period.

(c) Each of the principal executive officer of CME Group and the principal financial officer of CME Group (or each former principal executive officer of CME Group and each former principal financial officer of CME Group, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the CME Group SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Section 4.11, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2005, CME Group has complied in all material respects with the provisions of the Sarbanes-Oxley Act.

(d) CME Group maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed by, or under the supervision of, its principal executive officer and principal financial officer, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financing statements for external purposes in accordance with GAAP. CME Group’s system of internal accounting controls is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(e) CME Group’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that information required to be disclosed by CME Group in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to CME Group’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of CME Group required under the Exchange Act with respect to such reports.

(f) CME Group has delivered to NYMEX Holdings copies of any written notifications it has received to date since January 1, 2005 of a (i) “significant deficiency” or (ii) “material weakness” in CME Group’s internal controls.

Section 4.12 Taxes.

(a) CME Group and each CME Group Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, (ii) duly and timely paid in full (or CME Group has paid on the CME Group Subsidiaries’ behalf) all Taxes shown as due on such Tax Returns, (iii) duly and timely paid in full or withheld, or established adequate reserves in accordance with GAAP for, all material Taxes that are due and payable by it, (iv) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable with respect to the results of operations of CME Group and each CME Group Subsidiary through the date of this Agreement and (v) complied in all material respects with all laws applicable to the withholding and payment over of Taxes and have timely withheld and paid over to, or, where amounts have not been so withheld, established an adequate reserve under GAAP for the payment to, the respective proper Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There (i) is no deficiency, claim, audit, suit, proceeding, request for information or investigation now pending, outstanding or, to the knowledge of CME Group, threatened against or with respect to CME Group or any CME Group Subsidiary in respect of any material Taxes or material Tax Returns and (ii) are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between CME Group or any CME Group Subsidiary and any authority responsible for such Taxes or Tax Returns.

(c) There is no power of attorney given by or binding upon CME Group or any CME Group Subsidiary with respect to Taxes for any period for which the statute of limitations (including any waivers or extensions) has not yet expired.

(d) CME Group and each CME Group Subsidiary have made (or there has been made on their behalf) all required estimated Tax payments for the current taxable year sufficient to avoid any underpayment penalties.

(e) None of CME Group or any CME Group Subsidiary has taken or failed to take any action, or has knowledge of any facts or circumstances, that would prevent the Merger from constituting a tax-free reorganization described in Section 368(a) and related provisions of the Code.

(f) Neither CME Group nor any CME Group Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) None of CME Group or any CME Group Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(h) CME Group is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) From and after January 1, 2004, none of CME Group or any CME Group Subsidiary has incurred any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is NYMEX Holdings), or has incurred any liability for the Taxes of any Person (other than NYMEX Holdings or the NYMEX Holdings Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

Section 4.13 Intellectual Property.

(a) CME Group or a CME Group Subsidiary owns solely or jointly with another party, or has a valid right to use, free and clear of all Liens (except Permitted Liens) all of the Intellectual Property used in the conduct of the business of CME Group and the CME Group Subsidiaries (“CME Group Intellectual Property”).

(b) The CME Group Intellectual Property solely or jointly owned by CME Group or a CME Group Subsidiary is subsisting, in full force and effect, and has not been cancelled, expired or abandoned.

(c) There are no pending, or to the knowledge of CME Group, threatened, claims, suits, arbitrations or other adversarial proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of CME Group and the CME Group Subsidiaries infringe upon, violate or constitute the unauthorized use of any third Person-owned Intellectual Property, or challenging CME Group’s or any CME Group Subsidiary’s ownership or use, or the validity, enforceability or registrability, of any CME Group Intellectual Property solely or jointly owned by CME Group or a CME Group Subsidiary.

(d) The conduct of the business of CME Group and the CME Group Subsidiaries by CME Group and the CME Group Subsidiaries as currently conducted does not infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property of any other Person.

(e) To the knowledge of CME Group, no third Person is misappropriating, infringing, diluting or violating any CME Group Intellectual Property, except misappropriations, infringements, dilutions or violations that have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on CME Group, and no claims, suits, arbitrations or other adversarial claims based thereon have been brought or threatened against any third Person by CME Group or any CME Group Subsidiary.

(f) Each of CME Group and the CME Group Subsidiaries has established and maintained a commercially reasonable privacy policy and has been in compliance with such policy and all applicable federal, state, local and foreign laws and regulations relating to privacy, data protection, export and the collection and use of personal information and user information gathered or accessed in the course of the operations of its business, except, in each case, where the failure to so comply has not been or would not, individually or in the aggregate, reasonably be expected to be material to CME Group and the CME Group Subsidiaries, taken as a whole.

(g) CME Group and the CME Group Subsidiaries have taken commercially reasonable measures to protect the confidentiality of their Trade Secrets.

Section 4.14 Contracts. Each agreement, commitment, arrangement and plan filed as an exhibit to a CME Group SEC Document (each, a “CME Group Contract”) is a valid and binding agreement of CME Group or a CME Group Subsidiary, as the case may be, and is in full force and effect, and none of CME Group, any CME Group Subsidiary or, to the knowledge of CME Group, any other party thereto is in default or breach in any material respect under the terms of any such CME Group Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by CME Group or any CME

Group Subsidiary or, to the knowledge of CME Group, any other party under such CME Group Contract. Since January 1, 2007, neither CME Group nor any CME Group Subsidiary has released or waived any material right under any such CME Group Contract, other than in the ordinary course of business.

Section 4.15 Opinions of Financial Advisors. CME Group has received the opinion of each of Lehman Brothers Inc., Goldman, Sachs & Co. and William Blair & Company, L.L.C. (the “CME Group Financial Advisors”), each dated as of March 16, 2008, to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to CME Group.

Section 4.16 Brokers. No Person other than the CME Group Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by CME Group in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CME Group.

Section 4.17 Section 203. None of CME Group or its “affiliates” or “associates” “owns” or has “owned” (in each case within the meaning of Section 203 of the DGCL) any shares of capital stock of, or membership interests in, NYMEX Holdings or NYMEX.

Section 4.18 Financing. At the Effective Time, CME Group will have available sufficient funds to pay the Available Cash Consideration in the Merger.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Covenants of NYMEX Holdings. From the date of this Agreement until the Effective Time, unless CME Group shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.1 of the NYMEX Holdings Disclosure Letter or as otherwise expressly provided for in this Agreement, NYMEX Holdings shall, and shall cause each of the NYMEX Holdings Subsidiaries to, conduct its business in a commercially reasonable manner consistent with past practice, including with respect to preserving intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, providers of order flow, customers, suppliers, business associates, holders of NYMEX Class A Memberships, holders of COMEX Division Memberships and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the NYMEX Holdings Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by Law or any NYMEX Holdings Permit, from the date hereof until the Effective Time, without the prior written consent of CME Group (which consent may not be unreasonably withheld, conditioned or delayed), NYMEX Holdings shall not, and shall not permit any NYMEX Holdings Subsidiary to:

(a) (i) amend or modify any of the Constituent Documents of NYMEX Holdings or any NYMEX Holdings Subsidiary, except as contemplated by this Agreement and except for amendments or modifications to the rules and regulations of NYMEX or COMEX in the ordinary course of business that are consistent with past practice, that would not reasonably be expected to be material, individually or in the aggregate with all such amendments or modifications, to the business and operations of NYMEX Holdings or to the intended benefits to CME Group of the Merger, or that would not become (A) “NYMEX Special Matters” subject to the special voting rights set forth in Sections 311 and 500(B) of the Bylaws of NYMEX or (B) “COMEX Member Rights” or “COMEX Special Matters” subject to the special voting rights set forth in Sections 205(D) and 500(B) of the Amended and Restated By-Laws of COMEX or (ii) file with the CFTC any notice of such amendment or modification unless, to the extent allowed by applicable Law, it shall have previously provided a written copy of such application to CME Group and CME Group shall not have reasonably objected thereto;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities or Membership Interests, other than dividends or distributions by wholly owned NYMEX Holdings Subsidiaries to NYMEX Holdings or regular quarterly cash dividends by NYMEX Holdings consistent with past practice to holders of NYMEX Holdings Common Securities, which shall not exceed $0.10 per share per calendar quarter, (ii) split, combine or reclassify any of its Securities or Membership Interests or issue or propose or authorize the issuance of any other Securities, Membership Interests or Equity Rights in respect of, in lieu of, or in substitution for, shares of its Securities or Membership Interests, other than (A) the conversion of the NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock into NYMEX Holdings Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of NYMEX Holdings as in effect on the date of this Agreement or (B) issuances of NYMEX Holdings Common Stock in connection with the exercise of NYMEX Holdings Stock-Based Awards issued pursuant to a NYMEX Holdings Benefit Plan prior to the date of this Agreement or (iii) repurchase, redeem or otherwise acquire any Securities, Membership Interests or Equity Rights of NYMEX Holdings or any NYMEX Holdings Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities, except as contemplated by the Membership Purchase Offer; provided that in no event shall the aggregate amount used to repurchase the NYMEX Class A Memberships in the Membership Purchase Offer exceed $500 million;

(c) issue, sell, grant, pledge or otherwise encumber any Securities, Membership Interests or Equity Rights, other than (i) issuances of NYMEX Holdings Common Stock in connection with the exercise of NYMEX Holdings Stock-Based Awards issued pursuant to a NYMEX Holdings Stock Plan prior to the date of this Agreement or (ii) the conversion of the NYMEX Holdings Series A-3 Common Stock and NYMEX Holdings Series B-3 Common Stock into NYMEX Holdings Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of NYMEX Holdings as in effect on the date of this Agreement;

(d) merge or consolidate with any Person (other than NYMEX Holdings or a wholly owned NYMEX Holdings Subsidiary) or acquire the assets or Securities of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary) with a fair market value, after taking into account any future payment obligations assuming the maximum payments are made, in excess of $10,000,000 in the aggregate;

(e) other than in the ordinary course of business consistent with past practice, sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any assets, property or rights owned by NYMEX Holdings or any NYMEX Holdings Subsidiary (including Securities or Membership Interests of a NYMEX Holdings Subsidiary) except (i) pursuant to the terms of a NYMEX Holdings Contract as of the date of this Agreement (a copy of which has been delivered, or the terms of which have been disclosed in writing, to CME Group prior to the date hereof) or (ii) in an amount not in excess of $250,000 in the aggregate;

(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by NYMEX Holdings or any wholly owned NYMEX Holdings Subsidiary to or in NYMEX Holdings or any wholly owned NYMEX Holdings Subsidiary or (B) pursuant to any contract or other legal obligation existing at the date of this Agreement set forth on Section 5.1(f) of the NYMEX Holdings Disclosure Letter, (ii) create, incur, guarantee or assume any Indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except (A) Indebtedness incurred in the ordinary course of business not to exceed $5,000,000 in the aggregate, (B) Indebtedness in replacement of existing Indebtedness on customary commercial terms, but in all cases consistent with the Indebtedness being replaced, (C) Indebtedness incurred to fund the Membership Purchase Offer not to exceed $500 million in the aggregate and (D) guarantees by NYMEX Holdings of Indebtedness of wholly-owned NYMEX Holdings Subsidiaries or guarantees by Subsidiaries of Indebtedness of NYMEX Holdings or (iii) other than as set forth in NYMEX Holdings’ capital budget, a copy of which was delivered to CME Group prior to the date hereof, make or commit to make any capital expenditure;

(g) make any investments with the cash proceeds received upon the expiration of current investments, except for investments in United States treasury securities that mature on or prior to the Outside Date;

(h) make any investments with the cash proceeds received upon the expiration of securities that expire under NYMEX Holdings’ securities lending program, except for investments made in accordance with the Securities Lending Policy set forth on Section 5.1(h) of the NYMEX Holdings Disclosure Letter;

(i) amend or otherwise modify benefits under any NYMEX Holdings Benefit Plan, accelerate the payment or vesting of benefits or amounts payable or to become payable under any NYMEX Holdings Benefit Plan as currently in effect on the date hereof, fail to make any required contribution to any NYMEX Holdings Benefit Plan, merge or transfer any NYMEX Holdings Benefit Plan or the assets or liabilities of any NYMEX Holdings Benefit Plan, change the sponsor of any NYMEX Holdings Benefit Plan, or terminate or establish any NYMEX Holdings Benefit Plan, except as reasonably appropriate to reflect changes in applicable Law or GAAP;

(j) grant any increase in the compensation or benefits of directors, officers, employees or consultants of NYMEX Holdings or any NYMEX Holdings Subsidiary, provided, however, that NYMEX Holdings or any NYMEX Holdings Subsidiary may grant increases in compensation or benefits as set forth in Section 5.1(j) of the NYMEX Holdings Disclosure Letter;

(k) enter into or amend or modify any severance, consulting, retention or employment agreement, plan, program or arrangement, other than, in the case of a consulting agreement or arrangement, in the ordinary course of business, consistent with existing policies and practices;

(l) hire or terminate (other than for cause) the employment or contractual relationship of any officer, employee or consultant of NYMEX Holdings or any NYMEX Holdings Subsidiary, as the case may be, other than hirings or terminations of non-executive employees and/or consultants in the ordinary course, consistent with existing policies and practices; provided that NYMEX Holdings shall consult with CME Group prior to terminating the employment or contractual relationship of any officer, employee or consultant of NYMEX Holdings or any NYMEX Holdings Subsidiary in connection with any downsizing, efficiency or other similar plan;

(m) settle or compromise any action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Proceeding other than such settlements and compromises that (i)(A) relate to Taxes (which are the subject of Section 5.1(o)) or (B) are cash settlements in the ordinary course consistent with past practice that do not require payments by NYMEX Holdings in excess of $1,000,000 in the aggregate and (ii) are not materially detrimental to NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole, or would not reasonably be expected to impede or delay the consummation of the transactions contemplated by this Agreement, including obtaining the NYMEX Holdings Stockholder Approval or the NYMEX Member Approval;

(n) enter into a collective bargaining agreement or similar labor agreement with a labor union or labor organization with respect to employees of NYMEX Holdings or any NYMEX Holdings Subsidiary;

(o) (i) make, revoke or amend any election relating to Taxes, (ii) settle or compromise any Proceeding relating to income or any other material Taxes, (iii) make a request for a written ruling of a Taxing Authority relating to Taxes, other than any request for a determination concerning qualified status of any NYMEX Holdings Benefit Plan intended to be qualified under Section 401(a) of the Code, (iv) enter into a written and legally binding agreement with a Taxing Authority relating to material Taxes or (v) except as required by Law, change any of its methods, policies or practices of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of its U.S. federal income tax returns for the taxable year ended December 31, 2007;

(p) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.1) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(q) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect or terminate any NYMEX Holdings Contract, (ii) enter into any successor agreement to an expiring NYMEX Holdings Contract that changes the terms of the expiring NYMEX Holdings Contract in a way that is materially adverse to NYMEX

Holdings or any NYMEX Holdings Subsidiary or (iii) enter into any new agreement that would have been considered a NYMEX Holdings Contract if it were entered into at or prior to the date hereof;

(r) enter into, renew, extend or amend any agreements or arrangements (1) that limit or restrict NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or any of their respective Affiliates or any successor thereto, or (2) that could reasonably be likely to, after the Effective Time, limit or restrict the Surviving Corporation or any of its Affiliates, including CME Group or any CME Group Subsidiary, or any successor thereto, from engaging or competing in any line of business or in any geographic area;

(s) change any method of accounting or accounting principles or practices by NYMEX Holdings or any NYMEX Holdings Subsidiary, except for any such change required by a change in GAAP or by a Governmental Entity;

(t) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering NYMEX Holdings or any NYMEX Holdings Subsidiary or their respective properties which is not replaced by a comparable amount of insurance coverage;

(u) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of NYMEX Holdings or any of the NYMEX Holdings Subsidiaries;

(v) enter into any agreement, commitment, contract, arrangement or undertaking of any kind with respect to, or otherwise agree to, any form of discount or rebate in trading, access, clearing or data fees or any other fees charged or assessed by NYMEX Holdings or any NYMEX Holdings Subsidiary (each, a “Fee Arrangement”), other than in the ordinary course of business consistent with past practice; provided, that in no event shall any Fee Arrangement entered into by NYMEX Holdings or any NYMEX Holdings Subsidiary extend for any period beyond two (2) years from the effective date of such Fee Arrangement; or

(w) agree or commit to do any of the foregoing.

Section 5.2 Covenants of CME Group. From the date of this Agreement until the Effective Time, unless NYMEX Holdings shall otherwise consent in writing (which consent may not be unreasonably withheld, conditioned or delayed) or except as set forth in Section 5.2 of the CME Group Disclosure Letter or as otherwise expressly provided for in this Agreement, CME Group shall, and shall cause each of the CME Group Subsidiaries to, conduct its business in a commercially reasonable manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, Self-Regulatory Organizations, customers, suppliers, business associates and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with industry practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.2 of the CME Group Disclosure Letter or as otherwise expressly provided for in this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of NYMEX Holdings (which consent may not be unreasonably withheld, conditioned or delayed), CME Group shall not, and shall not permit any CME Group Subsidiary to:

(a) amend or modify any of the Constituent Documents of CME Group, except as contemplated by this Agreement;

(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly owned CME Group Subsidiaries or quarterly dividends consistent with past practice, (ii) split, combine or reclassify any of its Securities or issue or propose or authorize the issuance of any other Securities in respect of, in lieu of, or in substitution for, shares of its Securities, other than issuances of CME Group Class A Common Stock (and the associated CME Group Rights) in connection with the exercise of CME Group Stock-Based Awards issued pursuant to a CME Group Benefit Plan consistent with past practice or (iii) repurchase, redeem or otherwise acquire any Securities, or Equity Rights of CME Group or any CME Group Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities;

(c) take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.2) that would prevent the Merger from constituting a tax-free reorganization under Section 368(a) and related provisions of the Code;

(d) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of CME Group or any of the CME Group Subsidiaries; or

(e) agree or commit to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation and Mailing of Membership Purchase Offer and NYMEX Member Meeting Notice.

(a) As promptly as reasonably practicable following the date hereof and concurrently with the preparation of the Joint Proxy Statement/Prospectus pursuant to Section 6.2 (Preparation and Mailing of the Joint Proxy Statement/Prospectus), NYMEX Holdings and NYMEX shall prepare, in form and substance reasonably satisfactory to CME Group, (i) materials that shall constitute the special meeting notice relating to the matters to be submitted to the members of NYMEX at the NYMEX Member Meeting (the “NYMEX Member Meeting Notice”) and (ii) materials that shall constitute an agreement to purchase (the “Membership Purchase Agreement”) one hundred percent (100%) of the outstanding NYMEX Class A Memberships, including all associated rights and privileges, from the holders thereof for a purchase price not to exceed Six Hundred Twelve Thousand Dollars ($612,000) per NYMEX Class A Membership and

an aggregate purchase price not to exceed Five Hundred Million Dollars ($500,000,000) (the “Membership Purchase Offer”), on the terms and conditions, and in accordance with the structure agreed upon by CME Group and NYMEX Holdings, set forth in the Membership Purchase Agreement and other related documents for the Membership Purchase Offer (collectively, the “Membership Purchase Offer Documents”). The Boards of Directors of NYMEX Holdings and NYMEX agree, subject to Section 6.6 (No Solicitation), (x) to use commercially reasonable efforts to seek the NYMEX Member Approval and satisfaction of the Minimum Condition and (y) to not take or authorize any action or make any public statement in connection with the Membership Purchase Offer, the NYMEX Holdings Stockholders Meeting or the NYMEX Member Meeting inconsistent with the foregoing obligations. NYMEX shall and NYMEX Holdings shall cause NYMEX to adopt any amendments to the Constituent Documents of NYMEX effective as of the Effective Time that are reasonably necessary or appropriate to effect the transactions contemplated by the Membership Purchase Offer Documents.

(b) The Parties agree that, and the Membership Purchase Offer Documents shall reflect that, among other things, acceptance of and payment for the NYMEX Class A Memberships in the Membership Purchase Offer shall be conditioned on receipt, prior to 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting, of valid, binding and irrevocable (subject to consummation of the Merger) agreements to sell NYMEX Class A Memberships free and clear of all Liens, such agreements to include an executed waiver and release in the form attached hereto as Exhibit F (the “Member Waiver and Release”), from holders of at least seventy-five percent (75%) of the NYMEX Class A Memberships in the Membership Purchase Offer (the “Minimum Condition”). The Membership Purchase Agreement shall also provide that, prior to the distribution of any proceeds due to a holder of a NYMEX Class A Membership upon acceptance of and payment for such NYMEX Class A Membership in the Membership Purchase Offer, such proceeds shall first be used to extinguish any and all claims against such NYMEX Class A Membership as provided in the NYMEX Rulebook.

(c) Concurrently with the mailing of the Joint Proxy Statement/Prospectus pursuant to Section 6.2 (Preparation and Mailing of the Joint Proxy Statement/Prospectus), NYMEX shall and NYMEX Holdings shall cause NYMEX to mail to the holders of the NYMEX Class A Memberships on the date of mailing, the Membership Purchase Offer Documents and the NYMEX Member Meeting Notice.

(d) NYMEX shall and NYMEX Holdings shall cause NYMEX to accept and pay for the NYMEX Class A Memberships in the Membership Purchase Offer immediately prior to the consummation of the Merger, subject to satisfaction of the Minimum Condition and all other conditions set forth in the Membership Purchase Offer Documents.

(e) Prior to the distribution by NYMEX Holdings or NYMEX of any written communications, including the Membership Purchase Offer Documents and the NYMEX Member Meeting Notice, to the holders of the NYMEX Class A Memberships in connection with the Membership Purchase Offer, CME Group and its Representatives shall be given a reasonable opportunity (but in any event no less than five (5) Business Days) to review and comment on such material written communications. Without CME Group’s prior written consent, neither NYMEX Holdings nor NYMEX shall (i) waive any condition or term of the Membership Purchase Offer or (ii) allow any holder of a NYMEX Class A Membership to revoke such holder’s commitment, or associated Member Waiver and Release, to sell such NYMEX Class A Membership in the Membership Purchase Offer.

Section 6.2 Preparation and Mailing of Joint Proxy Statement/Prospectus.

(a) As promptly as reasonably practicable following the date hereof, CME Group and NYMEX Holdings shall prepare and file with the SEC mutually acceptable proxy materials that shall constitute the proxy statement/prospectus relating to the matters to be submitted to the stockholders of CME Group at the CME Group Stockholders Meeting and to the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”) and CME Group shall prepare and file the Form S-4. The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as CME Group’s prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. CME Group and NYMEX Holdings shall cooperate with each other and provide to each other all information necessary in order to prepare the Membership Purchase Offer Documents, the NYMEX Member Meeting Notice, the Form S-4 and the Joint Proxy Statement/Prospectus, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

(b) Each of CME Group and NYMEX Holdings shall use commercially reasonable efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby.

(c) Each of CME Group and NYMEX Holdings shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments and advise the other Parties of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. CME Group shall provide NYMEX Holdings with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 and any communications prior to filing such with the SEC and will promptly provide NYMEX Holdings with a copy of all such filings and communications made with the SEC.

(d) Each of CME Group and NYMEX Holdings shall cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders at the earliest practicable time after the Form S-4 is declared effective under the Securities Act. CME Group and NYMEX Holdings shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Merger and each of CME Group, NYMEX Holdings and NYMEX shall furnish all information concerning it and the holders of its capital stock and membership interests, as applicable, as may be reasonably requested in connection with any such action. Each Party will advise the other Parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the CME Group Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4.

(e) If at any time prior to the Effective Time, (i) any event or change occurs (including, in the case of NYMEX Holdings, a Change in Recommendation or receipt of a Takeover Proposal) with respect to the Parties or any of their respective Affiliates, officers or directors, which is required, in CME Group’s or NYMEX Holdings’ reasonable judgment, be set forth in an amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Parties shall file as promptly as practicable with the SEC a mutually acceptable amendment of, or supplement to, the Form S-4 or the Joint Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Parties.

Section 6.3 Stockholder and Member Meetings; Recommendations.

(a) NYMEX Holdings and NYMEX shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of NYMEX Holdings (the “NYMEX Holdings Stockholders Meeting”) and the NYMEX Members (the “NYMEX Member Meeting”) on a date as promptly as practicable after the Form S-4 is declared effective, and in any event within forty-five (45) days after the Form S-4 is declared effective, for the purpose of obtaining (i) at the NYMEX Holdings Stockholders Meeting, the NYMEX Holdings Stockholder Approval with respect to the adoption of this Agreement, and shall, subject to Section 6.6 (No Solicitation), take all lawful action to solicit the adoption of this Agreement by the NYMEX Holdings Stockholder Approval and (ii) at the NYMEX Member Meeting, the NYMEX Member Approval. The Board of Directors of NYMEX Holdings shall recommend adoption of this Agreement by the stockholders of NYMEX Holdings to the effect as set forth in Section 3.4(c) (Authorization; Board Approval) (the “NYMEX Holdings Recommendation”). The Board of Directors of NYMEX Holdings, subject to Section 6.6 (No Solicitation), shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to CME Group, the NYMEX Holdings Recommendation, (ii) take any public action or make any public statement in connection with the NYMEX Holdings Stockholders Meeting or the NYMEX Member Meeting inconsistent with such NYMEX Holdings Recommendation or (iii) approve or recommend, or publicly propose to approve or recommend, or fail to recommend against, any Takeover Proposal (any of the actions described in clauses (i), (ii) or (iii), a “Change in Recommendation”); provided that the Board of Directors or any committee thereof of NYMEX Holdings may make a Change in Recommendation pursuant to Section 6.6(c) (No Solicitation). If, within five (5) Business Days of the date on which the NYMEX Holdings Stockholders Meeting is scheduled to be held, the Board of Directors of NYMEX Holdings shall have delivered a Change in Recommendation notice contemplated by Section 6.6(c), then NYMEX Holdings shall be permitted to adjourn or postpone the NYMEX Holdings Stockholders Meeting and the NYMEX Member Meeting to the earliest practicable date but no later than ten (10) Business Days from such adjournment or postponement. Nothing contained in this Agreement shall prohibit NYMEX Holdings from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any Takeover Proposal, making any disclosure to the stockholders of NYMEX Holdings if the Board of Directors of NYMEX Holdings determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to violate applicable Law, including its fiduciary duties to the stockholders of NYMEX Holdings under applicable Law, provided, however, that neither the Board of Directors of NYMEX Holdings nor any committee thereof shall, except as expressly permitted by Section 6.6(c), effect a Change in Recommendation or approve or recommend, or publicly propose to approve or recommend, a Takeover Proposal. NYMEX Holdings shall provide CME Group with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest practicable time in advance of such disclosure

(b) CME Group shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of CME Group (the “CME Group Stockholders Meeting”) on a date as promptly as practicable after the Form S-4 is declared effective, and in any event within forty-five (45) days after the Form S-4 is declared effective, for the purpose of obtaining the CME Group Stockholder Approval and shall take all lawful action to solicit the CME Group Charter Amendment and the CME Group Stock Issuance contemplated by the CME Group Stockholder Approval. The Board of Directors of CME Group shall recommend adoption of the CME Group Charter Amendment and approval of the CME Group Stock Issuance by the stockholders of CME Group to the effect as set forth in Section 4.4(b) (Authorization; Board Approval). Nothing contained in this Agreement shall prohibit CME Group from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act in respect of any CME Group Takeover Proposal, making any disclosure to the stockholders of CME Group if the Board of Directors of CME Group determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would reasonably be expected to violate applicable Law, including its fiduciary duties to the stockholders of CME Group under applicable Law. CME Group shall provide NYMEX Holdings with a copy of the text of any disclosure proposed to be made in order to so comply at the earliest practicable time in advance of such disclosure.

(c) NYMEX Holdings and NYMEX shall use commercially reasonable efforts to cause the NYMEX Holdings Stockholders Meeting and the NYMEX Member Meeting to be held on the same date as the CME Group Stockholders Meeting.

Section 6.4 Access to Information; Confidentiality.

(a) Upon reasonable notice, NYMEX Holdings shall, and shall cause the NYMEX Holdings Subsidiaries to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives (collectively, “Representatives”) of CME Group access during normal business hours, and without undue disruption of normal business activity, to all of NYMEX Holdings’ and the Subsidiaries’ properties, books, records, contracts, commitments and personnel and shall furnish, and shall cause to be furnished, as promptly as practicable to CME Group (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity or Self-Regulatory Organization and (ii) all other information with respect to NYMEX Holdings as CME Group may reasonably request; provided, that NYMEX Holdings may restrict the foregoing access to the extent required by applicable Law; and provided, further, that the foregoing shall not require NYMEX Holdings to permit any inspection, or to disclose any information, that in the reasonable judgment of NYMEX Holdings would result in the waiver of any attorney-client privilege or the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if NYMEX Holdings shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure. NYMEX Holdings shall keep CME Group reasonably informed from time to time as to status and developments regarding any audit, investigation, claim, suit or other proceeding (if any) with respect to Taxes and provide to CME Group, when available and prior to filing, drafts of any income Tax Returns relating to NYMEX Holdings or any NYMEX Holdings Subsidiary. NYMEX Holdings shall, and shall cause the NYMEX Holdings Subsidiaries to, reasonably cooperate with CME Group to provide such information (to the extent in NYMEX Holdings’ or any NYMEX Holdings Subsidiary’s possession or control) or customary affidavits as may be reasonably necessary for the issuance, at CME Group’s sole cost, of an ALTA title policy at Closing, subject, however, to the facts and circumstances existing at the time of delivery of such information or affidavits, as the case may be.

(b) Upon reasonable notice, CME Group shall, and shall cause the CME Group Subsidiaries to, afford to the Representatives of NYMEX Holdings access during normal business hours, and without undue disruption of normal business activity, to CME Group’s senior financial management personnel to receive periodic updates on financial information regarding CME Group and the CME Group Subsidiaries; provided, that CME Group may restrict the foregoing access to the extent required by applicable Law; and provided, further, that the foregoing shall not require CME Group to permit any inspection, or to disclose any information, that in the reasonable judgment of CME Group would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if CME Group shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure.

(c) All information furnished pursuant to this Section 6.4 shall be subject to the confidentiality agreement, dated as of January 7, 2008, between NYMEX Holdings and CME Group (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.4 shall affect the representations, warranties or conditions to the obligations of the Parties contained herein.

Section 6.5 Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of CME Group and NYMEX Holdings will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Merger and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Merger and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of CME Group and NYMEX Holdings shall (i) make or cause to be made the filings required of such party under the HSR Act, the Commodity Exchange Act and the Foreign Competition Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the U.S. Federal Trade Commission (“FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) or by any other Governmental Entity (including under any Foreign

Competition Laws) in respect of such filings or such transactions and (iii) act in good faith and reasonably cooperate with the other Party in connection with any such filings (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any of the HSR Act, the Foreign Competition Laws, the Sherman Act, the Clayton Act, the Commodity Exchange Act and any other Laws or Orders that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) with respect to any such filing or any such transaction. To the extent not prohibited by applicable Law, the Parties shall use all commercially reasonable efforts to furnish each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each Party shall give each other Party reasonable prior notice of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. No Party shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. CME Group shall take the lead in determining strategy for and conducting such meetings. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, the Foreign Competition Laws, Commodity Exchange Act or other Antitrust Laws. Subject to the foregoing, CME Group shall take the lead in scheduling and conducting any meeting with any Governmental Entity, coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act, the Foreign Competition Laws, Commodity Exchange Act or any other Antitrust Laws, including the timing of the initial filing, which will be made as promptly as practicable after the date of this Agreement.

(b) Subject to Section 6.5(a), each of CME Group and NYMEX Holdings shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the Antitrust Laws. In connection therewith and subject to Section 6.5(a), if any Proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each of CME Group and NYMEX Holdings shall cooperate and use its commercially reasonable efforts vigorously to contest and resist (by negotiation, litigation or otherwise) any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, unless CME Group determines, in its reasonable discretion after consulting with NYMEX Holdings, that litigation is not in its best interests or unless NYMEX Holdings determines, in its reasonable discretion after consulting with CME Group, that litigation is not in its best interests. Each of CME Group and NYMEX Holdings shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act, the Foreign Competition Laws or any other Antitrust Laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require CME Group or NYMEX Holdings or any of their respective Subsidiaries to agree to or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to Laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of trust or otherwise) of any assets or categories of assets of CME Group, NYMEX Holdings or their respective Subsidiaries or the holding separate of the capital stock of a NYMEX Holdings Subsidiary, except as, individually or in the aggregate, would not have more than an immaterial impact on the business or results of operations of NYMEX Holdings and the NYMEX Holdings Subsidiaries, or CME Group and the CME Group Subsidiaries, or would impair in any material respect the expected benefits from the transactions contemplated by this Agreement or (ii) imposing or seeking to impose any limitation on the ability of CME Group, NYMEX Holdings or any of their respective Subsidiaries to conduct their respective businesses (including, with respect to, market practices and structure) or own such assets or to acquire, hold or exercise full rights of ownership of the business of NYMEX Holdings, the NYMEX Holdings Subsidiaries, CME Group or the CME Group Subsidiaries.

Section 6.6 No Solicitation.

(a) NYMEX Holdings shall not, nor shall it authorize or permit any of the NYMEX Holdings Subsidiaries to, and NYMEX Holdings shall use its commercially reasonable efforts to cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly (i) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a Takeover Proposal, (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal, (iii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (A) constitutes any Takeover Proposal or (B) requires NYMEX Holdings to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or (iv) submit to the stockholders of NYMEX Holdings, or the members of NYMEX, for their approval or adoption any Takeover Proposal or any purchase offer with respect to the Membership Interests owned by them, or any amendment to the Constituent Documents of NYMEX, or agree or publicly announce an intention to take any of the foregoing actions. Notwithstanding the foregoing, prior to the receipt of the NYMEX Holdings Stockholder Approval, NYMEX Holdings may, in response to a bona fide written Takeover Proposal that was unsolicited and did not otherwise result from a breach of this Section 6.6(a), and subject to compliance with Section 6.6(c):

(x) furnish information with respect to NYMEX Holdings and the NYMEX Holdings Subsidiaries to the Person making such Takeover Proposal and its Representatives pursuant to and in accordance with a confidentiality agreement containing provisions no less restrictive than those contained in the Confidentiality Agreement, provided that such confidentiality agreement shall not contain any provisions that would prevent NYMEX Holdings from complying with its obligation to provide the required disclosure to CME Group pursuant to Section 6.6(b), and provided further that all such information provided to such Person has previously been provided to CME Group or is provided to CME Group prior to or concurrently with the time it is provided to such Person; and

(y) participate in discussions or negotiations with such Person or its Representatives regarding such Takeover Proposal;

provided, in each case, that the Board of Directors of NYMEX Holdings determines in good faith after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that (i) such Takeover Proposal is or could reasonably be expected to lead to a Superior Proposal and (ii) the failure to furnish such information or participate in such discussions or negotiations with respect to such Takeover Proposal would reasonably be expected to violate its fiduciary duties to the stockholders of NYMEX Holdings under applicable Law. In addition, NYMEX Holdings shall (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Takeover Proposal and will request the prompt return of any confidential information previously furnished to such Persons in connection therewith and (B) use its commercially reasonable efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.6. NYMEX Holdings agrees not to, and to cause the NYMEX Holdings Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which NYMEX Holdings or any NYMEX Holdings Subsidiary is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make a Takeover Proposal. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.6 by any Representative of NYMEX Holdings or any of its Subsidiaries shall be deemed to be a breach of this Section 6.6 by NYMEX Holdings. Notwithstanding the foregoing, nothing in this Section 6.6(a) shall prohibit NYMEX Holdings’ outside legal counsel from contacting and engaging in discussions with any Person who has made an unsolicited Takeover Proposal that did not otherwise result from a breach of this Section 6.6(a) solely for the purpose of clarifying such Takeover Proposal and any material terms and the conditions of consummation thereof so as to assist the Board of Directors of NYMEX Holdings in determining whether it could reasonably be expected for such Takeover Proposal to lead to a Superior Proposal.

(b) As promptly as practicable after the receipt, directly or indirectly, by NYMEX Holdings of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within twenty-four (24) hours after the receipt thereof, NYMEX Holdings shall provide oral and written notice to CME Group of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry (including a copy of any such written Takeover Proposal and any amendments or modifications thereto). Commencing upon the provision of any notice referred to above and continuing until such Takeover Proposal is withdrawn or the Board of Directors of NYMEX Holdings has provided written notice to CME Group that it is prepared to effect a Change in Recommendation pursuant to Section 6.6(c), (A) once, and not more than once, each day at mutually reasonably agreeable times, NYMEX Holdings (or its outside counsel) shall, in person or by telephone, provide CME Group (or its outside counsel) a summary of the status of such Takeover Proposal and the material resolved or unresolved issues (including the stated positions of the parties to such negotiations on such issues) related thereto, including material amendments or proposed amendments as to price and other material terms of such Takeover Proposal and (B) NYMEX Holdings shall, promptly upon receipt or delivery thereof, provide CME Group (or its outside counsel) with copies of all drafts and final versions (and any comments thereon) of agreements (including schedules and exhibits thereto) relating to such Takeover Proposal exchanged between NYMEX Holdings or any of its Representatives, on the one hand, and the person making such Takeover Proposal or any of its Representatives, on the other hand.

(c) Neither the Board of Directors of NYMEX Holdings nor any committee thereof shall, directly or indirectly, (i) effect a Change in Recommendation or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Takeover Proposal or any offer to purchase the NYMEX or COMEX Membership Interests; provided, however, that in the case of clause (ii), NYMEX Holdings shall not be prohibited from entering into a confidentiality agreement pursuant to Section 6.6(a). Notwithstanding the foregoing, at any time prior to the NYMEX Holdings Stockholder Approval, the Board of Directors of NYMEX Holdings may, in response to a Superior Proposal or an Intervening Event, effect a Change in Recommendation, provided that the Board of Directors of NYMEX Holdings determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to do so would reasonably be expected to violate its fiduciary duties to the stockholders of NYMEX Holdings under applicable Law, and provided, further, that the Board of Directors of NYMEX Holdings may not effect such a Change in Recommendation unless (i) the Board of Directors shall have first provided prior written notice to CME Group that it is prepared to effect a Change in Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information specifying such Intervening Event in reasonable detail and any other information related thereto reasonably requested by CME Group and (ii) CME Group does not make, within five (5) Business Days after the receipt of such notice (or, in the event of a Takeover Proposal that has been materially revised or modified, within three (3) Business Days of such modification, if later), a proposal that the Board of Directors of NYMEX Holdings determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the stockholders of NYMEX Holdings as such Superior Proposal or obviates the need for a Change in Recommendation as a result of the Intervening Event, as the case may be (the “Matching Bid”). NYMEX Holdings agrees that, during the five (5) Business Day period prior to its effecting a Change in Recommendation, NYMEX Holdings and its Representatives shall negotiate in good faith with CME Group and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by CME Group. Notwithstanding any Change in Recommendation, CME Group shall have the option (the “Stockholder Vote Option”), exercisable within five (5) Business Days after such Change in Recommendation, to cause the Board of Directors of NYMEX Holdings to submit this Agreement to the stockholders of NYMEX Holdings for the purpose of adopting this Agreement. If CME Group fails to exercise such option, NYMEX Holdings may terminate this Agreement pursuant to and in accordance with Section 8.1(d)(ii) (No Exercise of Stockholder Vote Option). In the event of a Change in Recommendation or any recommendation of a Superior Proposal, NYMEX Holdings shall provide CME Group with NYMEX Holdings’ stockholder list and NYMEX’s member list and, following such Change in Recommendation or recommendation of a Superior Proposal until such time as this Agreement is terminated in accordance with its terms, CME Group may contact NYMEX Holdings’ stockholders and NYMEX’s members without regard to the limitations contained in Section 6.10 (Public Announcements).

(d) For purposes of this Agreement:

“Intervening Event” means a material development or change in circumstances occurring or arising after the date hereof, which was not known or reasonably foreseeable to the Board of Directors of NYMEX Holdings as of or prior to the date hereof (which change or development does not relate to a Takeover Proposal), and which becomes known to the Board of Directors of NYMEX Holdings prior to the NYMEX Holdings Stockholder Approval.

“Takeover Proposal” means any proposal or offer for a direct or indirect (i) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction, involving NYMEX Holdings or one or more of its Subsidiaries, (ii) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole, in one or a series of related transactions, or (iii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of NYMEX Holdings’ Securities; provided, however, that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.

“Superior Proposal” means any bona fide unsolicited written Takeover Proposal made by any party (other than CME Group or Merger Sub) that did not otherwise result from a breach of this Section 6.6, and that, if consummated, would result in such third party (or in the case of a direct merger between such third party and NYMEX Holdings, the stockholders of such third party) acquiring, directly or indirectly, more than ninety percent (90%) of the voting power of NYMEX Holdings’ Securities or all or substantially all the assets of NYMEX Holdings and the NYMEX Holdings Subsidiaries, taken as a whole, and that the Board of Directors of NYMEX Holdings determines in good faith, after consultation with its outside counsel and a financial advisor of nationally recognized reputation, to be, if consummated, more favorable to the stockholders of NYMEX Holdings than the transactions contemplated by this Agreement (taking into account any proposal by CME Group to amend the terms of this Agreement) from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such Takeover Proposal, including the likelihood of consummation.

Section 6.7 Employee Matters.

(a) Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall recognize the service of each employee of NYMEX Holdings and any NYMEX Holdings Subsidiary who remains in the employment of the Surviving Corporation and its Subsidiaries (each, a “Continuing Employee”) with NYMEX Holdings or its Affiliates before the Effective Time as if such service had been performed with CME Group or its Affiliates (i) for all purposes under the NYMEX Holdings Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs, or agreements are delivered to Continuing Employees), (ii) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its ERISA Affiliates other than the NYMEX Holdings Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time, and (iii) for benefit accrual purposes under any Surviving Corporation Plan that is a vacation or severance plan in which the Continuing Employee participates after the Effective Time.

(b) With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by NYMEX Holdings or its Affiliates prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) The Surviving Corporation shall honor in accordance with their terms the NYMEX Holdings Benefit Plans listed on Section 6.7(c) of the NYMEX Holdings Disclosure Letter. CME Group acknowledges and agrees that the transactions contemplated by this Agreement will constitute a “change in control” within the meaning of any NYMEX Holdings Benefit Plans which include a definition of such (or substantially similar) concept.

Section 6.8 Fees and Expenses. Subject to Section 8.3 (Termination Fee), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses, except (a) with respect to Expenses of printing and mailing the Joint Proxy Statement/Prospectus, all filing and other fees paid to the SEC in connection with the Merger and all fees associated with the HSR Act, which shall be borne equally by CME Group and NYMEX Holdings and (b) if this Agreement is terminated pursuant to Section 8.1(c)(iv) (Failure of Minimum Condition) or Section 8.1(c)(v) (No Member Approval) and a fee is not payable pursuant to Section 8.3(b), then NYMEX Holdings shall reimburse CME Group for all of its Expenses up to a maximum amount of $25 million (the “Termination Expense Reimbursement”), within five (5) Business Days of receipt of a reasonably detailed written notice from CME Group requesting payment thereof. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing, as the case may be, of the Joint Proxy Statement/Prospectus, the Membership Purchase Offer Documents and the Form S-4 and any amendments or supplements thereto, and the solicitation of the NYMEX Holdings Stockholder Approval, the CME Group Stockholder Approval, the NYMEX Member Approval and the Membership Purchase Offer and all other matters related to the transactions contemplated hereby.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Time, CME Group and the Surviving Corporation jointly and severally shall

(a) indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees prior to the Effective Time of NYMEX Holdings and the NYMEX Holdings Subsidiaries (in all of their capacities) (the “Indemnified Persons”) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NYMEX Holdings pursuant to NYMEX Holdings’ Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (ii) without limitation to clause (i), to the fullest extent permitted by Law, (b) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in NYMEX Holdings’ Constituent Documents immediately prior to the Effective Time and ensure that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of NYMEX Holdings and the NYMEX Holdings Subsidiaries than are presently set forth in the Certificate of Incorporation and Bylaws of NYMEX Holdings and (c) maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by NYMEX Holdings (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); and provided, further, that in no event shall the Surviving Corporation be required to expend in any one year more than 250% of the current annual premium expended by NYMEX Holdings and the NYMEX Holdings Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 250% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Persons, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation. The obligations of CME Group and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.9 applies without the written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9). The rights of any Indemnified Person under this Section 6.9 shall be in addition to any other rights such Indemnified Person may have under the Certificate of Incorporation or Bylaws of the Surviving Corporation or any of its Subsidiaries, under the DGCL, or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Merger. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing entity or Surviving Corporation in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9. CME Group shall reimburse all reasonable out-of-pocket expenses, including reasonable attorneys’ fees, incurred by an Indemnified Person in connection with any successful action seeking enforcement of such Indemnified Person’s rights provided in this Section 6.9.

Section 6.10 Public Announcements. CME Group and NYMEX Holdings shall develop a joint communications plan and each Party shall (a) ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 6.2 (Preparation of Joint Proxy Statement/Prospectus), neither CME Group nor NYMEX Holdings shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party’s business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.11 Notice of Certain Events. Each of CME Group and NYMEX Holdings shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement, (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate as of the date hereof or as of the Closing Date, (c) any litigation or investigation commenced or, to its knowledge, threatened against, relating to or otherwise involving CME Group or any of the CME Group Subsidiaries or NYMEX Holdings or any of the NYMEX Holdings Subsidiaries, as the case may be, that relates to the consummation of the transactions contemplated by this Agreement and (d) any failure of CME Group or NYMEX Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice; and provided, further that a failure to comply with this Section 6.11 shall not constitute a failure of any condition set forth in Article VII to be satisfied unless the underlying event itself would independently result in the failure of a condition set forth in Article VII to be satisfied or such failure was willful.

Section 6.12 Listing of Shares of CME Group Common Stock. CME Group shall use its commercially reasonable efforts to cause the shares of CME Group Class A Common Stock to be issued in the Merger to be approved for listing on the NYSE and the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

Section 6.13 Section 16 of the Exchange Act. Prior to the Effective Time, each of CME Group and NYMEX Holdings shall take all such steps as may be required to cause any dispositions of NYMEX Holdings Common Securities (including derivative securities with respect to NYMEX Holdings Common Securities) or acquisitions of CME Group Class A Common Stock (including derivative securities with respect to CME Group Class A Common Stock) resulting from the transactions contemplated by Article I or Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt under Rule 16b-3 promulgated under the Exchange Act, including any such actions specified in the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

Section 6.14 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, NYMEX Holdings and its Boards of Directors shall use all reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.15 Stockholder or Member Litigation. NYMEX Holdings shall promptly advise CME Group orally and in writing of any litigation brought by (a) any stockholder of NYMEX Holdings against NYMEX Holdings and/or its directors or (b) any member of NYMEX or COMEX against NYMEX Holdings, NYMEX or COMEX and/or their respective directors, relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger and the Membership Purchase Offer, and shall keep CME Group fully informed regarding any such litigation. NYMEX Holdings and NYMEX shall, and shall cause COMEX to, give CME Group the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to CME Group’s advice with respect to such litigation and shall not settle or offer to settle any such litigation without the prior written consent of CME Group (not to be unreasonably withheld, conditioned or delayed).

Section 6.16 NYMEX Rulebook.

(a) Promptly following the date hereof, NYMEX Holdings, NYMEX and CME Group shall cooperate to determine changes needed to the NYMEX Rulebook to effect the repurchase and transfer of NYMEX Class A Memberships pursuant to the Membership Purchase Offer and the establishment of trading licenses or permits in the form determined by CME Group in its sole discretion to permit trading following the Effective Time (collectively, the “Trading Structure Revisions”) and NYMEX shall effect those changes to the NYMEX Rulebook determined by CME Group in its sole discretion to be necessary or appropriate to effect the Trading Structure Revisions.

(b) At the Effective Time, CME Group shall adopt the necessary changes to the NYMEX Rulebook to provide for the following:

(i) NYMEX shall maintain facilities for an open outcry market for the trading (the “Trading Floor”) of futures and options contracts traded on the Trading Floor on the date of this Agreement (the “Current Products”). At any time following the end of the first full fiscal quarter as to which the Trading Floor does not satisfy the financial tests set forth on Schedule 6.16 for such quarter (the “Quarterly Financial Tests”), NYMEX shall have the right to close the Trading Floor. Prior to closing the Trading Floor, NYMEX shall have the right to close any individual trading ring and terminate open outcry trading of any Current Products traded in such trading ring, if the Trading Floor would have satisfied the Quarterly Financial Tests for the immediately preceding fiscal quarter, on a pro forma basis, assuming that such trading ring was closed as of the first day of the testing period. NYMEX shall measure the Quarterly Financial Tests within 60 days following each full fiscal quarter following the Effective Time. NYMEX shall give any holders of trading permits having Trading Floor access (the “Trading Floor Permits”) at least 30 days’ notice of the closing of the Trading Floor or any trading ring.

(ii) NYMEX shall maintain the Trading Floor at its existing location for so long as the Occupancy Agreement remains in effect, and thereafter, at another location in the Borough of Manhattan.

(iii) The Trading Floor shall be the exclusive venue for the open outcry trading for Current Products for so long as such products are traded on the Trading Floor. CME Group is under no obligation to provide a backup or alternative facility for open outcry trading if the Trading Floor is rendered inoperable for any reason. In the event that the Trading Floor is rendered inoperable for any reason, the electronic trading platform on which any Current Product then is traded shall serve as the venue for trading such Current Product.

(iv) The provisions of the NYMEX Rulebook set forth in clauses (i) — (iv) (the “Designated Provisions”) may not be amended without the written approval of holders of 50% or more of the then outstanding Trading Floor Permits. Holders of Trading Floor Permits shall have the sole right to enforce the Designated Provisions. Any dispute as to whether the rights of the holders of the Trading Floor Permits contained in the Designated Provisions have been violated (a “Designated Provisions Dispute”) will be submitted to mandatory and binding arbitration, in New York, New York, before three arbitrators under the Comprehensive Arbitration Rules and Procedures of Judicial Arbitration and Mediations Services, Inc. (“JAMS”) (or if JAMS is no longer in existence, the Commercial Arbitration Rules of the American Arbitration Association). A Designated Provision Dispute may only be initiated by holders of 10% or more of the outstanding Trading Floor Permits. Neither party shall be liable to the other for consequential, punitive or monetary damages in connection with a Designated Provisions Dispute.

Section 6.17 NYMEX Holdings Third Party Consents. NYMEX Holdings shall use commercially reasonable efforts to obtain the consents and waivers set forth on Section 6.17 of the NYMEX Holdings Disclosure Letter prior to the Effective Time.

Section 6.18 Tax Matters. NYMEX Holdings shall, and shall cause each NYMEX Holdings Subsidiary to, duly and timely file with the appropriate Government Entities or Taxing Authorities all Tax Returns required to be filed by it in respect of any Taxes in any jurisdiction for which NYMEX Holdings is required by a Governmental Entity to file such Tax Returns, whether or not such Taxes are asserted by the relevant Governmental Entity or Taxing Authority, and such Tax Returns shall be true, correct and complete in all material respects.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. NYMEX Holdings shall have obtained the NYMEX Holdings Stockholder Approval and CME Group shall have obtained the CME Group Stockholder Approval.

(b) Stock Exchange Listing. The shares of CME Group Class A Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, and Nasdaq.

(c) Regulatory Approval. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and the Foreign Competition Laws shall have been terminated or shall have expired, any investigation opened by means of a second request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the U.S. Department of Justice or the FTC or under any Foreign Competition Laws challenging or seeking to enjoin the consummation of this transaction or impose a Burdensome Condition, which action shall not have been withdrawn, terminated or finally resolved without the imposition of a Burdensome Condition and (ii) all other notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Effective Time by NYMEX Holdings or CME Group or any of their respective Subsidiaries with, or obtained prior to the Effective Time by NYMEX Holdings or CME Group or any of their respective Subsidiaries from, any Governmental Entity or Self-Regulatory Organization in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that CME Group, Merger Sub, NYMEX Holdings or NYMEX or their respective directors and officers would be subject to the risk of criminal liability, shall have been so made or obtained; and such notices, reports, filings, consents, registrations, approvals, permits and authorizations shall not be subject to any term or condition that would reasonably be expected to result in a Burdensome Condition.

(d) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order, judgment, decision, opinion or decree shall have been issued and remain in effect issued by a court or other Governmental Entity or Self-Regulatory Organization of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”).

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.2 Conditions to Obligations of CME Group and Merger Sub. The obligations of CME Group and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by CME Group, on or prior to the Closing Date of the following additional conditions:

(a) Completion of the Membership Purchase Offer. NYMEX shall have, without the waiver of any conditions to the Membership Purchase Offer, including the satisfaction of the Minimum Condition prior to 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting, accepted for payment and paid for the NYMEX Class A Memberships purchased pursuant to the Membership Purchase Offer; provided, that this condition shall be deemed waived in the event that the Minimum Condition is not satisfied prior to 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting, and this Agreement is not terminated pursuant to Section 8.1(c)(iv) within twenty (20) Business Days of the NYMEX Holdings Stockholders Meeting (or any adjournment or postponement thereof).

(b) NYMEX Member Approval. NYMEX shall have obtained the NYMEX Member Approval; provided, that this condition shall be deemed waived in the event that this Agreement is not terminated pursuant to Section 8.1(c)(v) within twenty (20) Business Days of the NYMEX Member Meeting (or any adjournment or postponement thereof).

(c) Representations and Warranties. Each of the representations and warranties of NYMEX Holdings and NYMEX set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on NYMEX Holdings; provided, however, that, notwithstanding the foregoing, each of the NYMEX Holdings Identified Representations shall be true and correct in all material respects, except that Section 3.3 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent (relative to Section 3.3 taken as a whole). CME Group shall have received a certificate of the chief executive officer or the chief financial officer of NYMEX Holdings to such effect.

(d) Performance of Obligations of NYMEX Holdings. Each of NYMEX Holdings and NYMEX shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and CME Group shall have received a certificate of the chief executive officer or the chief financial officer of NYMEX Holdings and NYMEX to such effect.

(e) Tax Opinion. CME Group shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in form and substance reasonably satisfactory to CME Group, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for

U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of CME Group, Merger Sub and NYMEX Holdings will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of CME Group, NYMEX Holdings and others.

Section 7.3 Conditions to Obligations of NYMEX Holdings. The obligations of NYMEX Holdings to effect the Merger are subject to the satisfaction of, or waiver by NYMEX Holdings, on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of CME Group and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct as so made does not have and is not, individually or in the aggregate, reasonably expected to result in a Material Adverse Effect on CME Group; provided, however, that, notwithstanding the foregoing, each of the CME Group Identified Representations shall be true and correct in all material respects. NYMEX Holdings shall have received a certificate of the chief executive officer or the chief financial officer of CME Group to such effect.

(b) Performance of Obligations of CME Group and Merger Sub. Each of CME Group and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and NYMEX Holdings shall have received a certificate of the chief executive officer or the chief financial officer of CME Group to such effect.

(c) NYMEX Holdings Directors. The NYMEX Holdings Directors shall have been duly appointed to the Board of Directors of CME Group, in accordance with Section 1.7.

(d) Tax Opinion. NYMEX Holdings shall have received an opinion of Weil, Gotshal & Manges LLP in form and substance reasonably satisfactory to NYMEX Holdings, based on facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of NYMEX Holdings, CME Group and Merger Sub will be a party to such reorganization. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of NYMEX Holdings, CME Group and others.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the NYMEX Holdings Stockholder Approval or the CME Group Stockholder Approval:

(a) Mutual Consent. By mutual written consent of CME Group and NYMEX Holdings;

(b) by either CME Group or NYMEX Holdings, if:

(i) Termination Date. The Merger shall not have been consummated by March 17, 2009, whether such date is before or after the date of the NYMEX Holdings Stockholder Approval and the CME Group Stockholder Approval; provided, that in the event that, as of March 17, 2009, all conditions to Closing set forth in Article VII have been satisfied or waived (other than such conditions that by their terms are satisfied at or immediately prior to the Closing) other than the condition set forth in Section 7.1(c) (Regulatory Approval), the termination date may be extended from time to time by either CME Group or NYMEX Holdings by up to an aggregate of ninety (90) days (such date, including any such permitted extensions thereof, the “Outside Date”) and provided, further, that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Merger to be consummated by such time;

(ii) Restraint. Any Restraint having any of the effects set forth in Section 7.1(d) (No Injunctions or Restraints; Illegality) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have otherwise complied in all material respects with the terms of Section 6.5 (Consents and Approvals); or

(iii) No Stockholder Approval. (A) the NYMEX Holdings Stockholder Approval shall not have been obtained at the NYMEX Holdings Stockholder Meeting or any adjournments or postponements thereof; or (B) the CME Group Stockholder Approval shall not have been obtained at the CME Group Stockholders Meeting or any adjournment or postponement thereof; provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(iii) shall not be available to NYMEX Holdings if NYMEX Holdings has not complied with its obligations under Section 6.6 (No Solicitation).

(c) by CME Group, if:

(i) Breach by NYMEX Holdings. NYMEX Holdings or NYMEX shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by NYMEX Holdings or NYMEX, as applicable, prior to the Outside Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to NYMEX Holdings or NYMEX by CME Group of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.2(c) or (d) (No Breach of Representations and Warranties; Performance of Obligations of NYMEX Holdings);

(ii) Violation of Non-Solicitation. NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.6 (No Solicitation;

(iii) Failure to Recommend or Change in Recommendation. Except if CME Group has exercised the Stockholder Vote Option pursuant to Section 6.6(c) (No Solicitation), the Board of Directors of NYMEX Holdings shall (A) fail to authorize, approve or recommend the Merger, (B) effect a Change in Recommendation, or (C) in the case of a Takeover Proposal made by way of a tender offer or exchange offer, fail to remain silent (except for issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act) or fail to recommend that NYMEX Holdings’ stockholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Section 14e-2(a) under the Exchange Act;

(iv) Failure of Minimum Condition. The Minimum Condition shall not have been satisfied by 5:00 p.m., Chicago time, on the date of the NYMEX Holdings Stockholders Meeting); provided, that such right to terminate pursuant to this Section 8.1(c)(iv) shall expire twenty (20) Business Days following the date of the NYMEX Holdings Stockholders Meeting (or any adjournment or postponement thereof); or

(v) No Member Approval. The NYMEX Member Approval shall not have been obtained); provided that such right to terminate pursuant to this Section 8.1(c)(v) shall expire twenty (20) Business Days following the date of the NYMEX Member Meeting (or any adjournment or postponement thereof).

(d) by NYMEX Holdings, if:

(i) Breach by CME Group. CME Group or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by CME Group or Merger Sub prior to the Outside Date or is not cured by the earlier of (x) thirty (30) Business Days following written notice to CME Group or Merger Sub by NYMEX Holdings of such breach or (y) the Outside Date and (B) would result in a failure of any condition set forth in Sections 7.3(a) or (b) (No Breach of Representations or Warranties; Performance of Obligations by CME Group); or

(ii) No Exercise of Stockholder Vote Option. If CME Group determines not to exercise the Stockholder Vote Option when permitted to do so pursuant to Section 6.6(c) (No Solicitation).

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1 (Termination), the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 (Access to Information; Confidentiality) and the provisions of this Section 8.2, Section 8.3 (Termination Fee) (which, subject to the proviso of this sentence, shall constitute the sole and exclusive remedy of the Party receiving payment thereunder)

and Article IX (General Provisions), each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a willful breach of any provision of this Agreement. For purposes of clarification, it is understood and agreed that the payment of the Termination Fee pursuant to Section 8.3 (Termination Fee) shall not preclude CME Group in the case of a willful breach of this Agreement by NYMEX Holdings from seeking additional damages from NYMEX Holdings on account of such willful breach.

Section 8.3 Termination Fee.

(a) NYMEX Holdings shall pay to CME Group, by wire transfer of immediately available funds, the sum of $308.1 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated pursuant to Section 8.1(c)(iii) (Failure to Recommend or Change in Recommendation) or Section 8.1(d)(ii) (No Exercise of Stockholder Vote Option), then NYMEX Holdings shall pay the entire Termination Fee by the tenth (10th ) Business Day following such termination; and

(ii)(x) if this Agreement is terminated (A) pursuant to Section 8.1(c)(i) (Breach by NYMEX Holdings) if the breach giving rise to such termination was willful, (B) pursuant to Section 8.1(b)(iii)(A) (No Stockholder Approval), Section 8.1(c)(v) (No Member Approval) or Section 8.1(c)(iv) (Failure of Minimum Condition), or (C) pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of NYMEX Holdings contemplated by this Agreement at the NYMEX Holdings Stockholders Meeting having occurred or without a vote of the members of NYMEX contemplated by this Agreement at the NYMEX Member Meeting or otherwise, and in any such case of (A), (B) or (C) above, a Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of NYMEX Holdings (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Takeover Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting, in the case of clause (B), or the date of termination, in the case of clauses (A) or (C), and (y) if within twelve (12) months after the date of such termination, NYMEX Holdings enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then NYMEX Holdings shall pay to CME Group the Termination Fee by the second (2nd) Business Day following the date NYMEX Holdings enters into a definitive agreement or consummates such transaction; provided, that, solely for purposes of this Section 8.3(a)(ii) and Section 8.3(b), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.6(d) (No Solicitation), except that all references to fifteen percent (15%) shall be changed to fifty percent (50%). The amount of any Termination Expense Reimbursement actually paid pursuant to Section 6.8 (Fees and Expenses) shall be credited against any Termination Fee payable under this Section 8.3(a)(ii).

(b) In the event NYMEX Holdings or any of the NYMEX Holdings Subsidiaries or their respective Representatives shall have breached in any material respect any of their respective obligations under Section 6.6 (No Solicitation), which breach has resulted in a Takeover Proposal being publicly announced or otherwise communicated to a member of senior management or the Board of Directors of NYMEX Holdings and (i) CME Group shall have not exercised its right to terminate this Agreement under Section 8.1(c)(ii) (Violation of Non-Solicitation) prior to a vote of the stockholders of NYMEX Holdings at the NYMEX Holdings Stockholders Meeting and (ii) this Agreement is terminated (x) pursuant to Section 8.1(b)(iii)(A) (No Stockholder Approval), Section 8.1(c)(v) (No Member Approval) or Section 8.1(c)(iv) (Failure of Minimum Condition) or (y) pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of NYMEX Holdings contemplated by this Agreement at the NYMEX Holdings Stockholders Meeting having occurred or without a vote of the members of NYMEX contemplated by this Agreement at the NYMEX Member Meeting or otherwise, then NYMEX Holdings shall pay to CME Group, by wire transfer of immediately available funds, an amount equal to $50 million within three (3) Business Days following such termination; provided, however, that if within twelve (12) months after the date of such termination, NYMEX Holdings enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then NYMEX Holdings shall pay to CME Group the Termination Fee, less the amount of the fee described in this Section 8.3(b) to the extent already paid, by the second (2nd) Business Day following the date NYMEX Holdings enters into a definitive agreement or consummates such transaction.

(c) CME Group shall pay to NYMEX Holdings, by wire transfer of immediately available funds, the Termination Fee if this Agreement is terminated pursuant to Section 8.1(b)(iii)(B) (No Stockholder Approval) or pursuant to Section 8.1(b)(i) (Termination Date) without a vote of the stockholders of CME Group contemplated by this Agreement at the CME Group Stockholders Meeting having occurred and (i) (A) a CME Group Takeover Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of CME Group (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a CME Group Takeover Proposal) or (B) a CME Group Acquisition Transaction shall have been publicly announced, in each case, at any time after the date of this Agreement and prior to, in the case of termination pursuant to Section 8.1(b)(iii)(B) (No Stockholder Approval), the date of the taking of the vote of the stockholders of CME Group at the CME Group Stockholders Meeting and, in the case of termination pursuant to Section 8.1(b)(i) (Termination Date), the date of termination and (ii) within twelve (12) months after the date of such termination, CME Group enters into a definitive agreement to consummate, or consummates, the transactions contemplated by such CME Group Takeover Proposal or such CME Group Acquisition Transaction, as the case may be, by the second (2nd) Business Day following the date CME Group enters into such definitive agreement or consummates such transaction.

(d) For purpose of this Agreement:

“CME Group Takeover Proposal” means any proposal or offer for a direct or indirect (i) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of all or substantially all of the fair value of the assets of CME Group and the CME Group Subsidiaries, taken as a whole, in one or a series of related transactions, or (ii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing more than fifty percent (50%) of the voting power of CME Group’s Securities.

“CME Group Acquisition Transaction” means any direct or indirect (i) acquisition or assumption by CME Group or any CME Group Subsidiary of the assets and business of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary), in one or a series of related transactions, or (ii) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) by CME Group or any CME Group Subsidiary of Beneficial Ownership of more than fifty percent (50%) of the voting power of Securities of any other Person (other than NYMEX Holdings or a NYMEX Holdings Subsidiary), in each case, for which the fair value of the total consideration paid by CME Group or any CME Group Subsidiary is in excess of $8 billion in the aggregate.

(e) Each of CME Group and NYMEX Holdings agrees that the agreements contained in this Section 8.3 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, such Party would not enter into this Agreement; accordingly, if either CME Group or NYMEX Holdings fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, CME Group or NYMEX Holdings, as the case may be, commences a suit that results in a judgment against the other Party for such amounts, such other Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of CME Group or NYMEX Holdings, as the case may be (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.9) (Directors’ and Officers’ Indemnification and Insurance) that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to CME Group or Merger Sub, to:

CME Group Inc.

20 South Wacker Drive

Chicago, IL 60606

Telecopier: (312) 930-4556

Attention: Kathleen M. Cronin, General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, IL 60606

Telecopier: (312) 407-0411

Attention:	Rodd M. Schreiber, Esq.
Susan S. Hassan, Esq.

If to NYMEX Holdings or NYMEX, to:

NYMEX Holdings, Inc.

One North End Avenue

World Financial Center

New York, NY 10282

Telecopier: (212) 299-2299

Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telecopier: (212) 310-8007

Attention:	Howard Chatzinoff, Esq.
Michael J. Aiello, Esq.

Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “made available” shall be deemed to mean that such information was included in the applicable Party’s electronic data room at least two (2) Business Days prior to the date of this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.

Section 9.5 Entire Agreement; Third Party Beneficiaries.

(a) This Agreement (including the Exhibits and the Parties’ disclosure letters hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.9 (Directors’ and Officers’ Indemnification and Insurance) (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.8 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of NYMEX Holdings, the stockholders of CME Group or the NYMEX Members, but, after such approval, no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders or NYMEX Members, as applicable, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the Federal courts of the United States of America located in the State of Delaware in respect of all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined exclusively in such courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 (Notices) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(b).

Section 9.11 Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[signature page follows]

IN WITNESS WHEREOF, CME Group Inc., CMEG NY Inc., NYMEX Holdings, Inc. and New York Mercantile Exchange, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.

By:	/s/ Terrence A. Duffy
Name:	Terrence A. Duffy
Title:	Executive Chairman

By:	/s/ Craig S. Donohue
Name:	Craig S. Donohue
Title:	Chief Executive Officer

CMEG NY INC.

By:	/s/ Kathleen M. Cronin
Name:	Kathleen M. Cronin
Title:	Secretary

NYMEX HOLDINGS, INC.

By:	/s/ Richard Schaeffer
Name:	Richard Schaeffer
Title:	Chairman of the Board

By:	/s/ James E. Newsome
Name:	James E. Newsome
Title:	President and Chief Executive Officer

NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ Richard Schaeffer
Name:	Richard Schaeffer
Title:	Chairman of the Board

By:	/s/ James E. Newsome
Name:	James E. Newsome
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]